UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Ally Financial Inc.

(Name of Registrant as Specified In Its Charter)

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ALLY 2022 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

a message from our CEO.
March 15, 2022

Dear Fellow Stockholders:

We are pleased to invite you to Ally Financial Inc.’s 2022 Annual Meeting of Stockholders. The meeting will be held at the JW Marriott Charlotte, 600 South College Street, Charlotte, North Carolina 28202, on May 3, 2022, at 9:00 a.m. Eastern Daylight Time.

We use the internet as our primary means of furnishing proxy materials to our stockholders, including the notice and proxy statement, a proxy card, and our 2021 annual report. The notice and proxy statement contain important information about proxy voting and the business to be conducted at the meeting. Whether or not you plan to attend the meeting, please vote as promptly as possible to make sure your vote is counted. Every stockholder vote is important, and we want to ensure your shares are represented at the meeting.

In 2021, we generated outstanding results while navigating a unique and challenging operating environment. We’ve strengthened our position as a leading, disruptive growth company, delivering meaningful value across our dealer financial service and digital-bank platforms, as evidenced by our robust customer growth, enhanced and expanded product offerings, and impressive financial results.

Our ‘Do It Right’ culture and values continue to serve as a source of strength. For our customers, we were the first in the industry to eliminate overdraft fees. For our employees, we increased our minimum wage by 18% and expanded benefits. And within our communities, we provided $15 million in financial support to community, social, and educational causes, including $5.3 million from the Ally Charitable Foundation, established an environmental sustainability office, and achieved carbon neutrality for 2020 Scope 1 and Scope 2 emissions. These actions continued a legacy of Doing it Right for all stakeholders and bolstered the momentum we’ve built over several years that fuels our confidence in driving continued value for stockholders in the years ahead.

Thank you for your continued support of Ally Financial Inc. Sincerely, Jeffrey J. Brown Chief Executive Officer

NOTICE OF Annual Meeting

DATE:	TIME:	LOCATION:

Tuesday, May 3, 2022	9:00 a.m. Eastern Daylight Time	JW Marriott Charlotte 600 South College Street Charlotte, North Carolina 28202

Matters to be voted on

1. Election of directors

2. Advisory vote on executive compensation

3. Ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022

4. Such other business as may properly come before the meeting

Jeffrey A. Belisle

Corporate Secretary

March 15, 2022

Only stockholders of record at the close of business on March 7, 2022, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders of record entitled to vote is on file at the principal executive office of the Company located at 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226.

We use the internet as our primary means of furnishing proxy materials to our stockholders, including the notice and proxy statement, a proxy card, and our 2021 annual report. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the internet. The notice will also explain how stockholders may obtain paper copies of our proxy materials if they so choose. Internet transmission and voting are designed to be efficient, minimize cost, and conserve natural resources.

Voting procedures are described in the proxy statement. No stockholder has a dissenter’s right of appraisal or similar right in connection with any of the proposals. If you wish to attend the meeting in person, you will need to follow the instructions set forth on page 4 of the proxy statement and otherwise satisfy the eligibility criteria described there.

2022 Proxy Statement	1

Proxy Statement

General Information About the Annual Meeting

Date and Time: Tuesday, May 3, 2022, at 9:00 a.m. EDT	Location: JW Marriott Charlotte 600 South College Street Charlotte, North Carolina 28202	Record Date: March 7, 2022	Proxy Mail Date: On or about March 15, 2022

Solicitation

The solicitation of your proxy is made on behalf of the Board of Directors of Ally Financial Inc. (Board) for use at our 2022 annual meeting of stockholders to be held on May 3, 2022, and any adjournment of the meeting (Annual Meeting). References in this proxy statement to we, us, our, the Company, and Ally refer to Ally Financial Inc. and its consolidated subsidiaries, unless the context requires otherwise.

This proxy statement and the related form of proxy will first be sent or given on or about March 15, 2022, to the stockholders of record of our common stock at the close of business on March 7, 2022 (record date). This proxy statement and our annual report for the year ended December 31, 2021, also will first be made available on our website at www.ally.com/about/investor/sec-filings/, free of charge, at or about the same time.

The complete mailing address of the Company’s principal executive office is 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The Annual Meeting will be held at the JW Marriott Charlotte, 600 South College Street, Charlotte, North Carolina 28202. As a precaution due to the ongoing Coronavirus Disease 2019 (COVID-19) pandemic, we are planning for the possibility that the Annual Meeting may be held only through remote communication. If we decide to take this step, we will—in advance of the Annual Meeting—issue and post on our website at media.ally.com/press-releases a press release announcing the change together with details on how to remotely access, participate in, and vote at the virtual meeting.

Electronic Availability of Proxy Materials for the Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 3, 2022. This proxy statement, our annual report to stockholders for fiscal year 2021, and our Form 10-K for fiscal year 2021 are available electronically at www.proxyvote.com/ALLY.

Voting Rights and Procedures

Stockholders of record at the close of business on the record date may vote at the Annual Meeting. As of the record date, 331,453,187 shares of our common stock were issued and outstanding and, therefore, eligible to be voted at the Annual Meeting. Only one class of our common stock exists, and each share is entitled to one vote.

Stockholders of record or record holders have shares of our common stock registered in their names with our transfer agent, Computershare Inc. Beneficial owners, in contrast, own shares of our common stock that are held in “street name” through a broker, bank, or other nominee. Beneficial owners generally cannot vote their shares directly and must instead instruct their brokers, banks, or other nominees how to vote the shares. If you are a beneficial owner of our common stock, your proxy is being solicited through your broker, bank, or other nominee.

2022 Proxy Statement	2

Proxy Statement

You may vote FOR, AGAINST, or ABSTAIN on each of the three proposals. The Board recommends that you vote as follows:

Board Voting Recommendations
Proposal 1	FOR the election of each of the 12 nominees to our Board.
Proposal 2	FOR the advisory resolution approving the compensation paid to our named executive officers.
Proposal 3	FOR the ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022.

When this proxy statement was printed, we did not know of any matter to be presented at the Annual Meeting other than these three proposals. If any other matter may be properly considered at the Annual Meeting, your proxy can exercise discretion in voting your shares on the matter. We currently do not anticipate that any other matter will be presented at the Annual Meeting.

We expect that the election of directors in Proposal 1 will be uncontested—that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected. In that case, each director will be elected by a majority of the votes cast with respect to the director. This means that the number of votes cast FOR a director nominee must exceed the number of votes cast AGAINST that director nominee. If an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, our director resignation policy will apply as described further in Proposal 1. Voting ABSTAIN on Proposal 1 in an uncontested election will have no effect on the outcome.

If the election of directors in Proposal 1 unexpectedly becomes contested—that is, an election where the number of properly nominated director candidates exceeds the number of directors to be elected—plurality voting will apply. This means that the seats on the Board will be filled by the director nominees who receive the highest number of FOR votes. Voting AGAINST or ABSTAIN in a contested election will have no effect on the outcome.

For Proposals 2 and 3, a FOR vote from a majority of the outstanding shares present or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required for approval. Voting ABSTAIN on any of these proposals will have the same effect as voting AGAINST.

We strongly encourage all stockholders to submit their votes in advance of the Annual Meeting, even if you are planning to attend in person.

Internet	Telephone	Mail	In Person

If you are a record holder, you may vote your shares (1) through the internet, (2) by telephone, (3) by completing, signing, dating, and returning your proxy card in the provided envelope, or (4) in person by ballot at the Annual Meeting. Other proxy materials that you receive together with this proxy statement contain the website address and the telephone number for internet or telephone voting. Internet or telephone votes or completed, signed, and dated proxy cards must be received prior to the Annual Meeting in order to be counted. If you as a record holder submit a valid proxy prior to the Annual Meeting but do not provide voting instructions, your shares will be voted according to the recommendations of the Board described earlier in this section.

If you are a beneficial owner, you may not vote your shares directly but instead may instruct your broker, bank, or other nominee how to vote your shares. You should receive materials from your broker, bank, or other nominee with directions on how to provide voting instructions. Those materials also will identify the time by which your broker, bank, or other nominee must receive your voting instructions. The availability of internet or telephone voting will depend on the processes adopted by your broker, bank, or other nominee. If you want to vote your shares in person at the Annual Meeting, you will need to obtain a legally enforceable proxy from your broker, bank, or other nominee in advance and present that proxy to the inspectors of election together with a valid form of government-issued photo identification (such as a driver’s license or passport). For Proposals 1 and 2, if you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares if no instruction is received from you. For Proposal 3, your broker, bank, or other nominee can exercise discretion in voting your shares if no instruction is received from you.

You may revoke or change your proxy at any time before the vote is taken at the Annual Meeting. If you are a record holder, you may revoke or change your proxy by (1) executing and delivering a later-dated proxy for the same shares in compliance with the requirements described in this proxy statement, (2) voting the same shares again over the internet or telephone prior to the Annual Meeting, (3) voting a ballot at the Annual Meeting, or (4) notifying the Secretary of your revocation of the proxy prior to the Annual Meeting. If you are a beneficial owner, you must follow the directions provided to you by your broker, bank, or other nominee. Any beneficial owner of shares who wants to revoke a proxy at the Annual Meeting will need to present to the inspectors of election a legally enforceable proxy from the broker, bank, or other nominee indicating that the person is the beneficial owner of the shares together with a valid form of government-issued photo identification (such as a driver’s license or passport).

2022 Proxy Statement	3

Proxy Statement

We will pay the costs of preparing the proxy materials and soliciting proxies, including the reasonable charges and expenses of brokers, banks, and other nominees for forwarding proxy materials to beneficial owners and updating proxy cards and directions. In addition to our solicitation of proxies, your proxy may be solicited by telephone, facsimile, internet, or e-mail or in person by directors, officers, or regular employees of Ally or its affiliates who will receive no additional compensation for doing so.

Internet and telephone voting procedures are designed to authenticate stockholders’ identities, allow stockholders to provide their voting instructions, and confirm that stockholders’ instructions have been recorded properly. While we and Broadridge Financial Solutions, Inc. do not charge stockholders any fees for voting by internet or telephone, there may still be costs—such as usage charges from internet-service providers and telephone companies—for which stockholders are responsible when voting by internet or telephone.

Meeting Admission

Attendance at the Annual Meeting will be limited to stockholders of record or their proxies, beneficial owners of our common stock, and our guests. A record holder or beneficial owner must request an admission ticket in advance by visiting www.proxyvote.com/ally and following the instructions provided, which will require the 16-digit number included on your proxy card or voting instructions. Requests for admission tickets will be processed in the order in which they are received and must be submitted no later than May 1, 2022. At the Annual Meeting, each record holder, beneficial owner, or guest may be required to present a valid form of government-issued photo identification, such as a driver’s license or passport, to gain admittance.

Cautionary Notice About Forward-Looking Statements and Other Terms

This proxy statement and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about future effects of COVID-19 and our ability to navigate them, the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward-looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2021, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our SEC filings). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This proxy statement and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to U.S. generally accepted accounting principles (GAAP). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in this proxy statement or the related communication.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

2022 Proxy Statement	4

Proposal 1 Election of Directors

Board Composition

The Board currently has 11 seats and, effective at the time of the election of directors at the Annual Meeting, will have 12 seats. The Board believes that this size is appropriate at the present time based on its assessment of the need for particular talents or other qualities, the benefits associated with a diversity of perspectives and backgrounds, the availability of qualified candidates, the workloads and needs of the Board’s committees, and other relevant factors. The Board also assesses whether its composition, governance structure, and practices support Ally’s safety and soundness and its ability to promote compliance with applicable law while taking into account its asset size, complexity, scope of operations, risk appetite, risk capacity, and changes in these factors. All seats on the Board are up for election annually. The Compensation, Nominating, and Governance Committee (CNGC) has recommended, and the Board has nominated, the following slate of 12 director candidates for election at the Annual Meeting to hold office until the next annual meeting of stockholders in 2023. Each has agreed to be nominated and named in this proxy statement and to serve if elected. This slate comprises all of the current directors of Ally, except for Melissa Goldman and David Reilly, each of whom will join the Board as of the date of the Annual Meeting if elected, and John J. Stack, who will retire from the Board as of the date of the Annual Meeting.

Nominee/Principal Occupation	Age	Director Since	Independent	Audit Committee	Risk Committee	Technology Committee	CNGC
Franklin W. Hobbs Former President and CEO, Ribbon Communications	74	2009	Yes				∎
Kenneth J. Bacon Former Executive Officer, Fannie Mae	67	2015	Yes		Chair
Maureen A. Breakiron-Evans Former CFO, Towers Perrin	67	2015	Yes	∎		∎
William H. Cary Former Executive Officer, General Electric	62	2016	Yes	Chair
Mayree C. Clark Former Executive Officer, Morgan Stanley	65	2009	Yes	∎			∎
Kim S. Fennebresque Former Chairman and CEO, Cowen Group	71	2009	Yes			∎	Chair
Melissa Goldman Current VP, Corporate Engineering Google, LLC	50	N/A	Yes
Marjorie Magner Former Executive Officer, Citigroup	72	2010	Yes		∎		∎
David Reilly Former CIO, Global Banking and Markets Bank of America	58	N/A	Yes
Brian H. Sharples Former Chairman and CEO, HomeAway	61	2018	Yes		∎	∎
Michael F. Steib Current CEO, Artsy	45	2015	Yes		∎	Chair
Jeffrey J. Brown Current CEO, Ally Financial	49	2015	No
Number of meetings in 2021				9	5	0*	7

2022 Proxy Statement	5

Proposal 1 – Election of Directors

*

On December 8, 2021, the Technology Committee (TC) was established, and the Digital Transformation Committee (DTC) was dissolved. The DTC held 5 meetings during 2021. Additional information about the Board’s committees, including membership during 2021, can be found in Committees of the Board later in this proxy statement.

We expect that this will be an uncontested election of directors—that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected. In that case, under our Bylaws, each director will be elected by a majority of the votes cast with respect to the director. A “majority of the votes cast” means that the number of shares voted FOR a director nominee must exceed the number of shares voted AGAINST that director nominee. Voting ABSTAIN in an uncontested election will have no effect on the outcome. The Company has adopted a director resignation policy providing that, if an incumbent director nominee fails to receive a majority of the votes cast in an uncontested election, the director must promptly tender a notice of resignation to the Company’s Chief Executive Officer (CEO) or Secretary, which will become effective only upon acceptance by the Board. The CEO or the Secretary, as applicable, will relay a copy of the notice to the Chair of the Board and the Chair of the CNGC. The CNGC will make a recommendation to the Board as to whether the resignation should be accepted or rejected or whether other action should be taken. The affected director will not take part in any deliberations or actions of the CNGC or the Board relating to the resignation. Within 90 days following certification of the election results, the Board will act on the resignation, taking into account the CNGC’s recommendation and any other information judged by the Board to be relevant, and publicly disclose its decision in a filing with the U.S. Securities and Exchange Commission (SEC). If the Board rejects the director’s resignation, under Delaware law, the director will continue to serve on the Board. If the Board accepts the director’s resignation, the Board may fill the resulting vacancy or may reduce the size of the Board.

If the election of directors unexpectedly becomes contested—that is, an election where the number of properly nominated director candidates exceeds the number of directors to be elected—plurality voting will apply under our Bylaws. “Plurality voting” means that the seats on the Board will be filled by the director nominees who receive the highest number of FOR votes. Voting AGAINST or ABSTAIN in a contested election will have no effect on the outcome.

No cumulative voting rights exist in this election. If you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote your shares on this matter if no instruction is received from you.

We do not anticipate that any nominee will become unavailable for election. If that were to happen for any reason, however, the shares represented by proxies and voting for a nominee who unexpectedly becomes unavailable will be voted instead for a substitute candidate nominated by the Board, unless the Board elects to reduce its size.

The Board recommends that stockholders vote FOR the election of each of the 12 nominees to our Board.

2022 Proxy Statement	6

Proposal 1 – Election of Directors

Director Qualifications and Responsibilities

The CNGC and the Board believe that the Company’s directors should possess a diverse array of backgrounds, skills, and qualifications, whether in terms of education, business acumen, accounting and financial expertise, risk-management experience, or experience with other organizations. When considering director candidates, the CNGC and the Board take into account these factors as well as other characteristics that, in their judgment, will enhance the effectiveness of the Board. These characteristics include independence, the ability to understand Ally’s primary risks and to advise management on Ally’s strategic plan and objectives in the context of its risk profile, the ability to make independent and disinterested decisions in the balanced and best interests of Ally’s stockholders as a whole, the ability and willingness to devote sufficient time and attention to Ally, personal and professional integrity, honesty, ethics, and values, and the candidate’s overall fit within the existing mix of director characteristics. While not intended to be exhaustive, the following matrix highlights a number of relevant skills and qualifications possessed by some or all of the 12 nominees.

Skills and Qualifications	Hobbs	Bacon	Breakiron- Evans	Cary	Clark	Fenne- bresque	Goldman	Magner	Reilly	Sharples	Steib	Brown

Senior Executive Leadership	•	•	•	•	•	•	•	•	•	•	•	•
Financial-Services Industry	•	•	•	•	•	•	•	•	•			•
Regulatory / Governmental	•	•	•	•	•	•	•	•	•			•
Risk Management	•	•	•	•	•	•	•	•	•	•	•	•
Finance / Accounting	•		•	•	•	•	•	•	•			•
Other Public-Company Board	•	•	•	•	•	•		•		•	•
Technology	•	•	•			•	•		•	•	•	•

In addition, the CNGC and the Board consider diversity in the characteristics of director candidates, including each candidate’s perspective and background, with the ultimate aim of enhancing the Board’s ability to perform its oversight function most effectively. The CNGC and the Board strive to complement the institutional knowledge of longer tenured directors with fresh perspectives brought by newer directors and believe that the diversity of our nominees contributes to enhancing the efficacy of the Board, increasing the fundamental value of our Company, and creating long-term value for stockholders.

Diversity Attributes	Hobbs	Bacon	Breakiron- Evans	Cary	Clark	Fenne- bresque	Goldman	Magner	Reilly	Sharples	Steib	Brown

Age 62 - average age	74	67	67	62	65	71	50	72	58	61	45	49
Tenure 7.4 - average tenure	2009	2015	2015	2016	2009	2009	N/A	2010	N/A	2018	2015	2015
Gender	Male	Male	Female	Male	Female	Male	Female	Female	Male	Male	Male	Male
Race/Ethnicity	White	Black	White	White	White	White	White	White	White	White	White	White

2022 Proxy Statement	7

Proposal 1 – Election of Directors

In their consideration of director candidates, the CNGC and the Board also take into account the Board’s responsibility to provide direction and oversight for the Company’s business and affairs. In its oversight role, the Board’s primary responsibilities are the following:

•

overseeing a clear strategy for Ally, including reviewing, advising management on, approving, and monitoring performance against Ally’s strategic plan and objectives while taking into account Ally’s asset size, complexity, scope of operations, risk appetite, risk capacity, and changes in these factors;

•

selecting the CEO, and through the CNGC, (a) approving goals and compensation for, and evaluating the performance of, the CEO and other identified members of senior management, (b) overseeing succession plans for the CEO and other identified members of senior management, and (c) overseeing compensation policies relative to risks and applicable law;

•

through the Risk Committee (RC), overseeing Ally’s risk-management framework, including approving and monitoring a clear risk appetite for Ally that aligns with its strategy and risk capacity and reviewing Ally’s program for managing compliance risk;

•

overseeing Ally’s financial performance and condition, and through the Audit Committee (AC), monitoring the integrity of Ally’s financial statements and financial-reporting process and the adequacy of its financial and other internal controls, including disclosure controls and procedures; and

•

establishing the proper “tone at the top” for the culture and values of Ally, including approving Ally’s code of conduct and ethics and monitoring management’s promotion of integrity, honesty, and ethical and legal conduct throughout Ally.

The CNGC and the Board are dedicated to assembling directors who excel in fulfilling these responsibilities, exercise independent leadership and oversight of management, and operate in a cohesive and effective manner. Each director candidate possesses valued backgrounds, skills, qualifications, and other characteristics, and collectively, these director candidates are positioned to meaningfully contribute to increasing the fundamental value of Ally and creating long-term value for stockholders.

The Board has affirmatively determined in its business judgment that each of Mr. Hobbs, Mr. Bacon, Ms. Breakiron-Evans, Mr. Cary, Ms. Clark, Mr. Fennebresque, Ms. Goldman, Ms. Magner, Mr. Reilly, Mr. Sharples, and Mr. Steib is independent as defined in the New York Stock Exchange (NYSE) listing standards and applicable SEC rules (each independent and an independent director). The Board has determined that Mr. Brown, the Company’s CEO, is not independent due to his position as an executive officer of the Company. In evaluating the independence of each director candidate, transactions, relationships, and arrangements between the director candidate or any related person or interest and the Company or any of its subsidiaries were assessed. These included a variety of financial-services relationships—such as deposit accounts and investment services—and four commercial arrangements involving the provision of services in the ordinary course of business to Ally. All of these transactions, relationships, and arrangements were judged to have been made on terms and under circumstances at least as favorable to the Company or its subsidiaries as those that were prevailing at the time for comparable transactions, relationships, or arrangements with unrelated persons or interests or those that would have applied to unrelated persons or interests. In addition, none of these transactions, relationships, or arrangements were determined to require disclosure under Item 404(a) of SEC Regulation S-K. The Board concluded as well that no independent director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. No familial relationships exist among the directors.

2022 Proxy Statement	8

Proposal 1 – Election of Directors

Set forth here is a brief description of the backgrounds and other characteristics of each director candidate. These, along with the skills and qualifications described earlier in this section, led the CNGC and the Board to conclude that the director candidates should be nominated for election at the Annual Meeting.

Director Since: 2009 Ally Board Committees: • Compensation, Nominating, and Governance Other Public-Company Directorships: • None

Franklin W. Hobbs

Biographical Information

Director of Ally since May 2009 and the current Chairman of the Board. Mr. Hobbs served as President and Chief Executive Officer of Ribbon Communications Inc. from December 2017 through November 2019. Since 2004, he has been an advisor to One Equity Partners LLC. He was previously the Chief Executive Officer of Houlihan Lokey Howard & Zukin. In that role, he oversaw all operations, which included advisory services for mid-market companies involved in mergers and acquisitions and corporate restructurings. He previously was Chairman of UBS AG’s Warburg Dillon Read Inc. unit. Prior to that, he was President and Chief Executive Officer of Dillon, Read & Co. Inc. Mr. Hobbs earned his bachelor’s degree from Harvard College and master’s degree in business administration from Harvard Business School. He currently serves as a director of privately held Amherst Holdings LLC and Basin Holdings LLC. Mr. Hobbs previously served as a director of Lord Abbett & Company from 2000 through 2018, as Chairman of the Supervisory Board of BAWAG P.S.K. from March 2013 through March 2017, as a director of Ribbon Communications Inc. from December 2017 through November 2019, and as a director of Molson Coors Brewing Company from 2005 through May 2020.

Director Since: 2015

Ally Board Committees:

•   Risk (Chair)

Other Public-Company Directorships:

•   Arbor Realty Trust, Inc. (NYSE: ABR)

•   Comcast Corporation (NASDAQ: CMCSA)

•   Welltower, Inc. (NYSE: WELL)

Kenneth J. Bacon

Biographical Information

Director of Ally since February 2015. Mr. Bacon is the co-founder and a partner of RailField Realty Partners, a real estate asset management and private-equity firm based in Bethesda, Maryland. Prior to this, he held a number of leadership positions at Fannie Mae, most recently as Executive Vice President of the multi-family mortgage business. He retired from Fannie Mae in 2012 following a 19-year career. Mr. Bacon also held executive positions at Resolution Trust Corporation, Morgan Stanley & Company, Inc., and Kidder Peabody & Co. He currently serves on the public-company boards of Arbor Realty Trust, Inc., Comcast Corporation, and Welltower, Inc., and on the advisory board of Dominium Management, a privately held housing development and management company. He previously served as a director of Bentall Kennedy L.P. until its acquisition by Sun Life Financial of Canada in 2015 and as a director of Forest City Realty Trust, Inc. until its acquisition by Brookfield in 2018. Mr. Bacon earned a bachelor’s degree from Stanford University, a master’s degree in international relations from the London School of Economics, and a master’s degree from Harvard Business School.

2022 Proxy Statement	9

Proposal 1 – Election of Directors

Director Since: 2015 Ally Board Committees: • Audit • Technology Other Public-Company Directorships: • Cognizant Technology Solutions Corp. (NASDAQ: CTSH)

Maureen A. Breakiron-Evans

Biographical Information

Director of Ally since July 2015. Ms. Breakiron-Evans served as Chief Financial Officer of Towers Perrin from January 2007 to April 2008. Prior to that, she served as Vice President and General Auditor of CIGNA Corporation, as Executive Vice President and Chief Financial Officer of Inovant, LLC, and in several positions at Transamerica Corporation. Ms. Breakiron-Evans began her career as a financial auditor, ultimately serving as an audit partner with Arthur Andersen & Co. She currently serves on the public-company board of Cognizant Technology Solutions Corp. Ms. Breakiron-Evans previously served on the board of directors of the Federal Home Loan Bank of Pittsburgh, a government-sponsored enterprise, and ING Direct, an internet bank. She also previously served on the board of directors of Heartland Payment Systems, Inc. from December 2012 through May 2016 and Cubic Corporation from February 2017 through May 2021. She received a bachelor’s degree in business administration from Stetson University, a master’s degree in business administration from Harvard Business School, and a master’s degree in liberal arts from Stanford University. She is also a Certified Public Accountant in the State of Florida.

Director Since: 2016 Ally Board Committees: • Audit (Chair) Other Public-Company Directorships: • Rush Enterprises, Inc. (NASDAQ: RUSHA / RUSHB)

William H. Cary

Biographical Information

Director of Ally since June 2016. Mr. Cary is a former executive of General Electric (GE). During his 29 years at GE, he held several leadership positions in consumer and wholesale finance, as well as in the areas of finance, risk, and capital markets. His roles included the President and Chief Operating Officer of GE Capital and the President and Chief Executive Officer of GE Money in London. Mr. Cary began his career at Clorox Company. He currently serves on the public-company board of Rush Enterprises, Inc. Mr. Cary previously served as a director of BRP, Inc. from September 2015 through May 2019. Mr. Cary received his bachelor’s degree in business administration and finance from San Jose State University.

2022 Proxy Statement	10

Proposal 1 – Election of Directors

Director Since: 2009 Ally Board Committees: • Audit • Compensation, Nominating, and Governance Other Public-Company Directorships: • Deutsche Bank AG (NYSE: DB)

Mayree C. Clark

Biographical Information

Director of Ally since May 2009. Ms. Clark is the founding partner of Eachwin Capital, an investment management organization. Previously, she was a partner and member of the executive committee of AEA Holdings and held a variety of executive positions at Morgan Stanley over a span of 24 years, serving as Global Research Director, Director of Global Private Wealth Management, deputy to the Chairman, President and Chief Executive Officer, and non-executive Chairman of Morgan Stanley Capital International. Since May 2018, Ms. Clark has been a member of the Supervisory Board of Deutsche Bank AG, where she chairs the Risk Committee and the Nomination Committee and is a member of the Strategy Committee. She currently serves as a director of privately held Allvue Systems Holdings, Inc., and previously served as a director of Taubman Centers, Inc. from January 2018 until its acquisition by Simon Property Group, Inc. in December 2020. Ms. Clark is a member of the Council on Foreign Relations. She received her master’s degree in business administration from Stanford University Graduate School of Business and her bachelor’s degree from the University of Southern California.

Director Since: 2009

Ally Board Committees:

•   Compensation, Nominating,
and Governance (Chair)

•   Technology

Other Public-Company Directorships:

•   Albertsons Companies, Inc. (NYSE: ACI)

•   BAWAG P.S.K. (VIE: BG)

•   BlueLinx Holdings Inc. (NYSE: BXC)

Kim S. Fennebresque

Biographical Information

Director of Ally since May 2009. Mr. Fennebresque served as Chairman, President, and Chief Executive Officer of Cowen Group, Inc., a multinational investment bank, from 1999 to 2008. Prior to joining Cowen Group, he served as Head of the Corporate Finance and Mergers & Acquisitions departments at UBS, as General Partner and Co-Head of Investment Banking at Lazard Frères & Co., and in various positions at The First Boston Corporation. Mr. Fennebresque is a graduate of Trinity College and Vanderbilt Law School. He currently serves on the public-company boards of Albertsons Companies, Inc. and BlueLinx Holdings Inc., and on the Supervisory Board of BAWAG P.S.K. Mr. Fennebresque formerly served on the boards of Ribbon Communications Inc., Delta Tucker Holdings, Inc., Rotor Acquisition Corp., TEAK Fellowship, Fountain House, and Common Good.

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Proposal 1 – Election of Directors

Director Since: N/A Other Public-Company Directorships: • None

Melissa Goldman

Biographical Information

Ms. Goldman currently serves as Vice President, Corporate Engineering for Google, LLC, having joined in January 2022. Previously she held several leadership positions with JPMorgan Chase & Co. (JPM), most recently as Managing Director and Global Corporate Chief Information Officer as well as Chief Data Officer. Her responsibilities spanned governance and execution, with a significant focus on the risk and control environment inclusive of cybersecurity. Prior to joining JPM in March 2014, Ms. Goldman served in a number of roles at Goldman Sachs & Co. dating back to 1994, which included various leadership positions within the areas of technology supporting market, credit and liquidity risk, finance, and collateral management. She began her career as a consultant with Andersen Consulting from 1992 through 1994. Ms. Goldman received her bachelor’s degree in applied mathematics and computer science from Carnegie Mellon University in Pittsburgh, Pennsylvania in May 1992.

Director Since: 2010 Ally Board Committees: • Compensation, Nominating, and Governance • Risk Other Public-Company Directorships: • None

Marjorie Magner

Biographical Information

Director of Ally since May 2010. Ms. Magner was a founding member of Brysam Global Partners, a specialized private-equity firm investing in financial services, and served as a partner from 2007 through December 2019. Prior to that, she served as Chairman and Chief Executive Officer of the Global Consumer Group at Citigroup. In this position, she was responsible for the company’s operations, serving consumers through retail banking, credit cards, and consumer finance. She earned a bachelor’s degree in psychology from Brooklyn College and a master’s degree from Krannert School of Management at Purdue University. Ms. Magner previously served on the board of Accenture plc from 2006 through January 2019, most recently as lead director, and also previously served on the board of TEGNA Inc. Ms. Magner currently serves as a member of the Brooklyn College Foundation and is on the Dean’s Advisory Council for the Krannert School of Management.

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Proposal 1 – Election of Directors

Director Since: N/A Other Public-Company Directorships: • None

David Reilly

Biographical Information

Mr. Reilly is a former executive of Bank of America Corporation (Bank of America). During his 10 years at Bank of America, he held several leadership positions within the technology area, most recently serving as Chief Information Officer, Global Banking & Markets. Prior to joining Bank of America, Mr. Reilly spent 28 years serving in various technology and network security roles with several large financial institutions, including Morgan Stanley, Credit Suisse First Boston, Goldman Sachs Group, Inc., Merrill Lynch & Co, Inc., and HSBC Group. He currently serves as a director for privately held Data Dynamics, Inc. and is the chairman of the board of NPower, a nonprofit organization.  Mr. Reilly began his career upon completing his A-Level schooling in the United Kingdom.

Director Since: 2018 Ally Board Committees: • Risk • Technology Other Public-Company Directorships: • Avalara, Inc. (NYSE: AVLR) • GoDaddy, Inc. (NYSE: GDDY) • Yelp Inc. (NYSE: YELP)

Brian H. Sharples

Biographical Information

Director of Ally since August 2018. Mr. Sharples co-founded Twyla, Inc., a privately held online art sales company, serving as its Chairman from October 2016 until December 2018. From April 2004 through September 2016, Mr. Sharples served as co-founder, Chairman, and Chief Executive Officer of HomeAway, Inc., a global online marketplace for the vacation rental industry, and he continued serving as Chairman through January 2017. Prior to this, he served as President and Chief Executive Officer of IntelliQuest Information Group, Inc., a supplier of marketing data and research to technology companies. He began his career as a consultant at Bain & Company, a global management consulting firm, and has engaged in several entrepreneurial and investment activities since that time. Mr. Sharples currently serves on the public-company boards of Avalara, Inc., GoDaddy Inc., and Yelp Inc., and he also serves as a director for privately held RVshare LLC. Mr. Sharples earned a bachelor’s degree in math and economics from Colby College and a master’s degree in business administration from the Stanford Graduate School of Business.

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Proposal 1 – Election of Directors

Director Since: 2015 Ally Board Committees: • Technology (Chair) • Risk Other Public-Company Directorships: • None

Michael F. Steib

Biographical Information

Director of Ally since July 2015. Mr. Steib currently serves as the Chief Executive Officer of Artsy, a leading platform for buying and selling art by the world’s leading artists. He previously served as Chief Executive Officer of XO Group Inc., a consumer internet-service firm that assisted millions of people in planning their weddings. XO Group Inc. was sold in December 2018 to privately held WeddingWire, Inc. He also previously served as Chief Executive Officer at Vente-Privee USA beginning in 2011. Prior to that, he served at Google, Inc. as Director, Google TV Ads from 2007 to 2009 and Managing Director, Emerging Platforms from 2009 to 2011. From 2001 through 2006, Mr. Steib held positions at NBC Universal/General Electric, where he served as General Manager, Strategic Ventures, and prior to that as Vice President, Corporate Development. In addition, he previously worked on the development of new businesses for Walker Digital, LLC and as a management consultant with McKinsey & Company. Mr. Steib previously served as Co-Chair of Literacy Partners and as Chair of Career Gear. Mr. Steib received bachelor’s degrees in economics and international relations from the University of Pennsylvania.

Director Since: 2015 Ally Board Committees: • None Other Public-Company Directorships: • None

Jeffrey J. Brown

Biographical Information

Jeffrey J. Brown (JB) was named Chief Executive Officer of Ally Financial Inc. in February 2015, and also serves on its Board of Directors. Mr. Brown is driving Ally’s evolution as a leading digital financial services company. Under his leadership, Ally is building on its strengths in auto financing, retail deposits and corporate financing, as well as diversifying its offerings to include digital wealth management and online brokerage, mortgage products, point-of-sale lending, and credit card. Mr. Brown has deep financial services experience, previously serving in a variety of executive leadership positions at Ally and other leading financial institutions. Prior to being named CEO, Mr. Brown was President and CEO of Ally’s Dealer Financial Services business where he oversaw the auto finance, insurance, and auto servicing operations. Mr. Brown joined Ally in March 2009 as Corporate Treasurer and, in 2011, was named Executive Vice President of Finance and Corporate Planning, leading finance, treasury and corporate-strategy initiatives. Mr. Brown received a bachelor’s degree in economics from Clemson University and an executive master’s degree in business from Queens University in Charlotte. He serves on the board of the Clemson University Foundation and is Chairman of the Queens University of Charlotte Board of Trustees. Mr. Brown previously served as president of the Federal Advisory Council (FAC) for 2021. In 2018, he was appointed by the Board of Directors of the Federal Reserve Bank of Chicago as representative for the Seventh Federal Reserve District. He completed four years of service in 2021. Passionate about diversity and inclusion, he joined the first 150 members of the CEO Action for Diversity & Inclusion pledge, advancing diversity and inclusion in the workplace as a competitive and societal issue. Mr. Brown was honored as CEO of the year by the Thurgood Marshall College Fund in 2019. He received a 2016 Father of the Year award by the Father’s Day Council and benefitting the American Diabetes Association for his commitment to family, career, and community. He is also a member of the Charlotte Executive Leadership Council, which focuses on improving economic mobility and education issues in Mecklenburg County, N.C. Mr. Brown joined the Charlotte Sports Foundation Board for 2022.

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Board Governance Matters

In identifying and recommending candidates to stand for election to the Board, the CNGC may consider existing directors for renomination and may use search firms or other resources to identify other potential director candidates. The CNGC also considers potential director candidates who are recommended by stockholders in compliance with applicable law and listing rules and our Bylaws. Stockholders desiring to recommend candidates for membership on the Board for consideration by the CNGC should address their recommendations in writing, including all information required by our Bylaws, to the Compensation, Nominating, and Governance Committee of the Board of Directors, Ally Financial Inc., Attention: Corporate Secretary, 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The CNGC uses the same criteria to evaluate all potential director candidates regardless of how they have been identified.

The effectiveness of these policies and processes for identifying and considering potential director candidates is assessed by the CNGC in connection with its annual evaluation of the performance of the Board and each committee as contemplated by the Board’s Governance Guidelines (Governance Guidelines).

Meeting Attendance

Directors are strongly encouraged to attend each annual meeting of stockholders in order to provide an opportunity for informal communication between directors and stockholders and to enhance the Board’s understanding of stockholder priorities and perspectives. All existing directors attended the last annual meeting of stockholders on May 4, 2021.

The Board met nine times during 2021. Each nominee who is currently a director attended at least 75% of the aggregate of (1) the total number of meetings held in 2021 by the Board during the period when the director was serving in that capacity and (2) the total number of meetings held in 2021 by all applicable committees during the period when the director was serving on those committees.

The Board’s Leadership Structure

Under our Bylaws, a majority of the full Board elects the chairperson. Whenever the chairperson does not qualify as an independent director, the independent directors—by a majority vote at a meeting consisting solely of independent directors—elects one of the independent directors as lead director. Mr. Hobbs serves as the Chairman of the Board and is a non-executive and independent director. Mr. Brown is our CEO.

The Board believes that separating the roles of Chairman and CEO is currently in the best interests of the Company and its stockholders because, based on the Company’s present circumstances, the structure provides a balance between strategic development and independent oversight of management. The Board, however, maintains its flexibility to make this determination at any time to provide appropriate leadership for the Company as circumstances warrant.

Our Bylaws provide that the chairperson (or in the chairperson’s absence, the lead director if one exists or, if none exists, an alternate director designated by a majority of the independent directors then present) will preside at Board meetings. Under the Governance Guidelines, the chairperson also has the following responsibilities: (1) serve as a liaison between the independent directors and management, (2) periodically communicate with the CEO to discuss matters of importance to the independent directors, (3) provide for adequate deliberations on all agenda items and other matters properly brought before the Board, and (4) perform other duties that are appropriate for a non-executive chair and that a majority of the independent directors may identify from time to time.

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Board Governance Matters

Committees of the Board

The CNGC annually reviews the structure and membership of the Board’s committees and recommends any appropriate changes to the Board. The Board’s governance structure is designed to support effective oversight (including oversight of senior management), timely access to information, and sound decision-making. The membership of each committee is driven by its purpose, the expertise or experience needed to achieve that purpose, any requirements of applicable law or listing rules, and other factors that are expected to enhance the effectiveness of the committee.

The standing committees of the Board are currently the CNGC, the AC, the RC, and the TC. The membership of these committees during 2021 and the total number of their meetings in 2021 are detailed in the table in Proposal 1, with the following modifications: (1) Mr. Steib served as Chair of the DTC until its dissolution on December 8, 2021, and was appointed as Chair of the TC and as a member of the RC effective December 8, 2021, (2) Ms. Breakiron-Evans, Mr. Fennebresque, Mr. Sharples, and Katryn (Trynka) Shineman Blake served as members of the DTC until its dissolution on December 8, 2021, and were appointed as members of the TC effective December 8, 2021, (3) Ms. Clark served as a member of the RC through December 8, 2021, and was appointed as a member of the CNGC effective December 8, 2021, and (4) Ms. Shineman served as a member of the AC and the TC until her departure from the Board on February 24, 2022. The DTC assisted the Board in overseeing strategies for maximizing customer and stockholder value by understanding and capitalizing on industry changes and customer channels created by digital technologies. The DTC reviewed and reported to the Board on significant technologically driven developments that may impact Ally and the industries it serves, management’s strategies for maximizing the value to stockholders that can be created by these developments, and management’s strategies for capitalizing on alternative sources of revenues and profits generated through digital channels. The DTC was dissolved on December 8, 2021.

 Compensation, Nominating, and Governance Committee

The CNGC assists the Board in overseeing:

•

the accountability of senior management for effectively implementing Ally’s strategy consistent with its risk appetite, while maintaining an effective risk-management framework and system of internal controls, and consistent with safety and soundness and in compliance with applicable laws (including those related to consumer protection) under a range of conditions—particularly through the establishment, maintenance, and administration of Ally’s executive-compensation plans and the evaluation, determination, and approval of goals and compensation of the CEO, the other individuals who are designated as officers or executive officers (together with the CEO, the Executive Officers) under SEC Rule 16a-1 or 3b-7, respectively, and other executives designated by the CNGC as under its purview (together with the Executive Officers, the Purview Executives);

•	Ally’s executive-leadership development and succession planning, the compensation of non-employee directors, and the disclosure of executive-compensation matters as required by applicable law;
•	Ally’s human-capital management, including diversity programs, and Environmental, Social, and Governance (ESG) strategies, initiatives, and activities;
•	the identification of qualified individuals for membership on the Board, evaluations of the performance of the Board, its committees, and management, and the development and administration of corporate-governance guidelines and other corporate-governance practices; and
•	the review and evaluation of all related-person transactions to the extent required by Ally’s governing documents or policies or applicable law.

The Board has determined that all members of the CNGC are qualified to serve on the CNGC under applicable SEC rules and NYSE listing standards (including the independence and non-employee-director requirements for compensation-committee members).

A narrative description of the processes for considering and determining executive and director compensation—including (1) the CNGC’s authority and the extent to which that authority may be delegated and (2) the roles of Ally’s executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation—can be found in Compensation Discussion and Analysis and Director Compensation later in this proxy statement.

The CNGC’s policies on the nomination process for directors can be found in Director Qualifications and Responsibilities earlier in this proxy statement.

Audit Committee

The AC is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 as amended (Exchange Act). The AC assists the Board in overseeing:

•	Ally’s accounting and financial reporting;
•	the appointment, qualifications, independence, and performance of Ally’s independent registered public accounting firm;
•

Ally’s internal audit function, including by monitoring the qualifications, stature, and independence of the Chief Audit Executive—who is functionally overseen by and has unrestricted access to the AC—and through its Chair, reviewing and approving the

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Board Governance Matters

appointment, retention, performance evaluation, and compensation of the Chief Audit Executive;
•	Ally’s compliance with legal and regulatory requirements; and
•	in conjunction with the RC, the effectiveness of Ally’s risk management and internal controls in connection with the foregoing.

The Board has determined that all members of the AC are qualified to serve on the AC under applicable SEC rules and NYSE listing standards

(including the independence and financial-literacy requirements for audit-committee members) and have accounting or related financial-management expertise under applicable NYSE listing standards. The Board also has determined that Mr. Cary, Ms. Breakiron-Evans, and Ms. Clark are audit-committee financial experts under applicable SEC rules. None of the members of the AC simultaneously serve on more than three public-company audit committees.  Additional information about the AC can be found in the Audit Committee Report later in this proxy statement.

Risk Committee

The RC assists the Board in overseeing Ally’s risk-management policies and global risk-management framework, including its risk-appetite statement and its program for managing compliance risk. More specifically, the RC approves and oversees Ally’s enterprise-risk-management framework, including the material-risk taxonomy, and approves and monitors a clear risk appetite for Ally that aligns with its strategy and risk capacity. In addition, the RC oversees management’s responsibility for ensuring that the enterprise-risk-management framework is commensurate with Ally’s structure, risk profile, complexity, activities, and size. The RC also monitors the qualifications, stature, and independence of the Chief Risk Officer—who directly reports and has unrestricted access to both the RC and the CEO—and through its Chair, reviews and approves the appointment, retention, performance evaluation, and compensation of the Chief Risk Officer.

Additional information about the RC can be found in Risk Management later in this proxy statement.

 Technology Committee

The TC was established on December 8, 2021. The TC assists the Board in overseeing the execution of digital and other technology strategies, the technology infrastructure and significant investments in it, and information-technology and information-security risks (including cybersecurity risk).

The TC reviews, approves, and recommends to the RC a clear information-technology and information-security risk appetite for Ally that aligns with its strategy and risk capacity. The TC also supports the RC in overseeing the management of information-technology and information-security risks commensurate with Ally’s structure, risk profile, complexity, activities, and size.

Risk Management

The Board’s primary responsibilities include, through the RC, overseeing Ally’s risk-management policies and global risk-management framework, including its risk-appetite statement and its program for managing compliance risk, commensurate with its structure, risk profile, complexity, activities, and size.

The RC is composed of only independent directors. Among the RC’s specific duties are the following:

•	approve and oversee Ally’s enterprise-risk-management framework, including the material-risk taxonomy;
•

approve and monitor a clear risk appetite for Ally that aligns with its strategy and risk capacity (including Committee-set limits)—including by acting on recommendations of the TC on the information-technology and information-security risk appetite for Ally—and approve and periodically review other risk-management policies of Ally’s global operations as delegated to it by the Board;

•

oversee management’s responsibility for ensuring that the enterprise-risk-management framework is commensurate with Ally’s structure, risk profile, complexity, activities, and size, and in fulfilling these responsibilities, review as appropriate significant information about information-technology and information-security risks that the RC requires to exercise its duties and responsibilities;

•

review reports from the Chief Risk Officer on the risk-management policies of Ally’s global operations and the operation of its enterprise-risk-management framework, including reports on risk-management deficiencies, the resolution of those deficiencies, and emerging risks;

•	review reports and trends on Ally’s material risks as set forth in its risk-appetite framework and reports from management on its actions to assess, monitor, and control those risks;
•

review reports and trends on Ally’s liquidity planning and capital-management processes, and review and approve the contingency-funding plan, any material revisions to it, and stress-test policies and procedures;

•	review reports and trends on Ally’s program for managing compliance risk;

2022 Proxy Statement	17

Board Governance Matters

•	review reports on the new-product-approval process, including risks and performance of high-risk-rated products and alignment to the risk-appetite framework;
•	review and approve Ally’s business-continuity-and-testing plans;
•	review and approve Ally’s model-risk-management plan, and review reports and trends on Ally’s model-risk-management program; and
•	approve Ally’s loan-review plan, and review reports from Ally’s loan-review function.

Among Ally’s primary types of risk under the material-risk taxonomy is information-technology and information-security risk. As further described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, we devote substantial resources to identifying, monitoring, measuring, mitigating, and reporting on information-technology and information-security risk, including in connection with independent third-party assessments, insurance coverage, and training. Further, the TC is charged with reviewing, approving, and recommending to the RC a clear information-technology and information-security risk appetite for Ally that aligns with its strategy and risk capacity. The TC also supports the RC in overseeing the management of information-technology and information-security risks commensurate with Ally’s structure, risk profile, complexity, activities, and size. Senior management briefs the RC, the TC, or the Board on information-security matters at least quarterly.

The RC also meets in joint session with the AC, at least annually, to discuss with management the guidelines and policies for assessing and managing Ally’s exposure to risks, including major financial risk exposures, and the steps management has taken to monitor, control, report on, and, as necessary, disclose those exposures.

In addition, the CNGC is responsible for overseeing the accountability of senior management for effectively implementing Ally’s strategy consistent with its risk appetite, while maintaining an effective risk-management framework and system of internal controls, and consistent with safety and soundness and in compliance with applicable laws (including those related to consumer protection) under a range of conditions—particularly through the establishment, maintenance, and administration of Ally’s executive-compensation plans and the evaluation, determination, and approval of goals and compensation of the CEO and other Purview Executives. The AC correspondingly has responsibility to oversee the effectiveness of Ally’s risk management and internal controls that are designed to (1) safeguard assets, (2) confirm the accuracy and integrity of accounting, financial reporting, and disclosures, (3) maintain compliance with ethical standards, policies, procedures, and applicable laws, (4) promote effectiveness and efficiency of operations, and (5) address any other related matter that the AC judges to be appropriate for its oversight.

While each of these committees is responsible for evaluating specified risks and overseeing the management of those risks, the full Board is regularly updated on the state of Ally’s risk appetite, risk capacity, and enterprise-risk-management framework and considers them in assessing and directing Ally’s strategy and business. Our independent Chairman and our CEO are individually focused as well on Ally’s risk-management policies and practices.

Communications with the Board

Under the Governance Guidelines, stockholders and other members of the public may communicate with the Board, the Chairman of the Board, any other individual director, the non-management directors as a group, the independent directors as a group, or any committee of the Board by sending written correspondence in care of the Ally Financial Inc. Corporate Secretary, 500 Woodward Avenue, MC: MI-01-10-CORPSEC, Detroit, Michigan 48226. The Secretary will forward correspondence relating to a director’s duties or responsibilities to the specified recipient. Correspondence that is unrelated to a director’s duties and responsibilities may be discarded or otherwise addressed by the Secretary. Any correspondence that expresses a concern about any governance, conduct, ethical, accounting, financial-reporting, or internal-control matter will be addressed as provided in the Governance Guidelines.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the CNGC during the year ended December 31, 2021—Kim S. Fennebresque, Franklin W. Hobbs, Mayree C. Clark, Marjorie Magner, and John J. Stack—(1) was an officer or employee of the Company during 2021, (2) was a former officer of the Company, or (3) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of SEC Regulation S-K. No executive officer of Ally served on any board of directors or compensation committee of any other entity for which any of our directors served as an executive officer at any time during the year ended December 31, 2021.

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Corporate Social Responsibility

We strive to be a relentless ally for social good

Our Four Key Pillars for Social Impact

We are relentless allies for our customers’ financial well-being. We are in business because of them and for them. We are committed to delivering innovative products and services that provide them with the confidence and freedom to make positive financial choices. As a leading digital financial-services company, we seek to be accessible to everyone and to continue investing in the future of finance—from our work on rapid product ideation and prototyping to our sponsorship and support of community initiatives designed to inspire transformative advances in banking.

We are committed to financial and social inclusion through innovative philanthropy and programming that reduce barriers to economic mobility and inspire social change. Our strategy focuses on three core areas: affordable housing, workforce preparedness, and financial education. Our commitment is more than financial support. We provide volunteers, technical assistance, mentoring, and more to support marginalized communities.

Our employees—10,000+ strong—bring our mantra to “Do It Right” to life for our customers and communities. We emphasize a One Ally culture, grounded in our LEAD core values, where employees are engaged and feel cared for as individuals in an environment that supports all areas of diversity, while continuing to build Ally as a place where employees can pursue a career with meaning and purpose. We are also focused on diverse representation and retention in the workforce—including different genders, races, nationalities, sexual orientations, and other identities—across all levels of the organization from entry level to leadership.

We strive to limit our environmental impact and promote sound, sustainable business practices and solutions while fostering economic growth, rationalizing operational expenses, and supporting economic mobility. With our digital bank having no brick-and-mortar branches, we are favorably positioned to achieve these aims. Likewise, our commitment to essentialism—a focused pursuit on activities that add value—helps us cut through excess and grounds us in a disciplined use of resources that contributes to a better environment for future generations.

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Corporate Social Responsibility

Living Our Purpose

Our success as a company and our ability to be relentless allies are grounded in the strength of our purpose-driven culture. Our culture starts and stops with our 10,000+ employees who strive to live out our mantras to Do It Right and Be (Even) Better in everything we do, day-in and day-out.

Delivering on our purpose yielded meaningful results for all of our stakeholders. We advanced diversity, equity, and inclusion at Ally and in our communities, empowered people to be their own financial allies through our products and financial education, improved our environmental impact, and acted as a consumer-oriented disruptor in our industry. Here are some of the ways we made an impact in 2021.

•   Eliminated Overdraft Fees. In June 2021, we announced the elimination of all overdraft fees across our retail deposit products for all customers. This was expanded in January 2022 to include a no fee overdraft allowance to qualifying customers on debit transactions subject to a certain amount.

•   Enhanced Product Suite. We welcomed Fair Square Financial into the Ally family, providing us with a scalable, digital-first credit card platform.

•   Employee Giving. Our employees volunteered over 28,000 hours in our communities. We celebrated our tenth-annual giving back month, which over the past decade has achieved more than 100,000 volunteer hours and nearly $5 million in donations to our communities.

•   Financial Support. We deployed more than $1.4 billion in loans and investments benefitting low- to moderate-income individuals and communities as part of our Community Reinvestment Act (CRA) program.

•   Underrepresented Talent. We hosted our third Moguls in the Making competition with 50 students, who brought innovative and impactful solutions to economic mobility challenges. $1.3 million was contributed to support 23 scholarships and programs in partnership with the Congressional Black Caucus Foundation, Thurgood Marshall College Fund, and other professional university groups.

•   Owner’s Mindset. For the third consecutive year, all active, regular Ally employees were awarded with 100 restricted stock units through the company's #OwnIt Annual Grant Program.

•   Increased Minimum Wage. On February 1, 2021, we established an internal minimum hourly wage for our U.S. employees of $17, which was increased to $20 on September 13, 2021.

•   Employee Mobility. We encourage internal mobility among our employees, contributing to 26% of our eligible workforce that has been with Ally for at least one year receiving promotions or taking on new roles during 2021. Our deliberate focus on mobility supports our ongoing retention efforts for top talent across the organization.

•   Office Re-entry. While we began 2021 with nearly 99% of our employees working remotely, we ended the year prepared to reopen our corporate and regional business offices as a resource to vaccinated employees in January 2022, and we plan to open our operational centers to vaccinated employees in early 2022.

•   CDP Submission. We performed our first assessment and calculation of greenhouse gas emissions, including Scope 1, Scope 2, and relevant Scope 3 emissions. In July 2021, we submitted our inaugural climate change questionnaire to CDP.

•   Achieved Zero Emissions for 2020. Ally achieved carbon neutrality for 2020 Scope 1 and Scope 2 emissions through a combined purchase of carbon offsets and Green-e Energy Certified renewable energy credits.

•   Launched Sustainability Office. We launched a sustainability office and introduced “Green Teams,” an employee-led environmental engagement network.

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Corporate Social Responsibility

Diversity, Equity, and Inclusion

A Culture that Promotes Belonging

We believe the best ideas come from a collective mixture of different voices and perspectives. We are an equal opportunity employer, and we strive for an inclusive work environment where all backgrounds, experiences, interests, viewpoints, and skills are respected, appreciated, and encouraged consistent with our culture. The reason we do this is straightforward – it’s the right thing to do for our employees, so they can bring their authentic selves to work every day and innovate for our customers. Our latest company-wide engagement survey in 2021 was responded to by 79% of our employees and had an employee engagement score of 84 out of 100, as compared to the financial services industry benchmark of 74 out of 100, as measured by our third-party provider. Notably, our score remained in the Top 10% of all companies benchmarked, regardless of industry, for the second year running.

Passionate About Diversity, Equity, & Inclusion

Ally CEO Jeff Brown was honored as Thurgood Marshall College Fund CEO of the Year in 2019 for his efforts in advancing DE&I in the workplace as a competitive and societal issue. These efforts included being one of the first 150 members of the CEO Action for Diversity & Inclusion pledge.

43% of employees are members of an Employee Resource Group

Top 10%	Engagement versus all companies regardless of industry, as measured by our third-party provider in 2021	of our director candidates are women and persons of color	of our senior leadership team are women and persons of color	of women and persons of color were promoted or moved into new roles to advance their career in 2021	Retention rate for women and persons of color in 2021

Drawn together with Shared Interests

Our Employee Resource Groups (ERGs) are integral to DE&I at Ally. They help build an atmosphere where people feel comfortable sharing their individuality and unique experiences and provide a platform for employees to be heard. Membership is voluntary and open to all employees, whether they identify with the ERG or view themselves as an “ally” to the group. In 2021, ERGs continued to be critical in connecting employees to important social topics and providing channels for support, feedback, and insights.

•	Aliados ALLYs	•	Asian/Middle Eastern ALLYs	•	Pride ALLYs

•	Diverse Abilities ALLYs	•	Generational ALLYs	•	Black/African American ALLYs

•	Veteran ALLYs	•	Women ALLYs

2022 Proxy Statement	21

Corporate Social Responsibility

Economic Opportunities for All

In 2021, Ally continued to work to advance words and deeds that promote equity to build a future where differences are heard, valued, and celebrated. We executed on our financial and social inclusion strategy, a subset of our commitment to DE&I, aimed at advancing work in four key pillars to create opportunities for all.

financial and social inclusion framework
four pillar approach

Customers Enable financial and social inclusion through our culture of customer obsession, developing education and/or solutions to strengthen economic mobility for all.

Employees Increase representation and retention of Black and Brown employees at professional, managerial, and executive levels through intentional programming and support.

Communities

Further social justice and address disparate systems and policies through an intentional approach to Ally’s philanthropy, volunteerism, and board service, as well as CRA initiatives including loans, investments, and partnerships.

Suppliers Actively promote ways diverse-owned businesses can engage and succeed within the Ally Supply Chain.

Our Commitments | The principles that guide us

Mayor’s Racial Equity Initiative

In 2021, Ally and The Ally Charitable Foundation made a $5 million commitment to the Mayor’s Racial Equity Initiative to address racial inequities in Charlotte.

The funds will go toward bridging the digital divide by bringing more access to technology to underserved populations and supporting the needs of minority-owned small businesses.

Investing in Black Futures

In 2021, Ally executed on its mission to expand access to capital for Black and Brown fund managers by investing $70 million in funds with diverse managers/owners, including funds such as the Fearless Fund and Altura Capital.

These investments will provide a financial foundation to help develop the next generation of successful Black and Brown entrepreneurs, investors, affordable housing developers, and community leaders.

Supplier Diversity

In January, our inaugural Supplier Diversity Symposium engaged 40+ diverse suppliers with our CEO and other business executives to increase access, build relationships, and explore opportunities to expand relationships.

Our Supplier Diversity program efforts resulted in an increase in both first-tier diverse spend and our third-party supplier spend with minority-owned and women-owned businesses. Within the second-tier spend program, more than 70% of Ally’s top 50 supplier relationships are reporting their diverse spend supporting Ally’s business for the first time in 2021.

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Corporate Social Responsibility

One Ally Culture and LEAD Core Values

L	E	A	D

Look Externally: We strive to meet and exceed the needs of our customers with agility, speed, and innovation. We continually evolve, respond quickly, and deliver a superior customer experience.	Execute with Excellence: Good enough is never enough. With a focus on continuous improvement, our actions are driven by sound analysis and an intense focus on excellence.

Act with

Professionalism:

We operate with integrity, hold ourselves and each other accountable, treat others with respect, and embrace diversity and inclusion. This is the cornerstone to our long-term success and at the very foundation of what it means to be an ally.

Deliver Results: We are passionate about winning – for our customers, our teams, and our company. Success is measured at both the outcome and the path to achieve it.

Our Business | A leader in digital financial services

We are a digital financial services company committed to our promise to “Do It Right” for our consumer, commercial and corporate customers. We are composed of an industry-leading independent auto finance and insurance operation, an award-winning digital direct bank (Ally Bank, Member FDIC and Equal Housing Lender, which offers mortgage lending, point-of-sale personal lending, and a variety of deposit and other banking products), a consumer credit card business, a corporate finance business for equity sponsors and middle-market companies, and securities brokerage and investment advisory services. Our brand conviction is that we are all better off with an ally, and our focus is on helping our customers achieve their strongest financial well-being, a notion personalized to what is important to them.

Our Promise | Do right by our customers

We’re creating financial services that serve. Our teammates are committed to developing award-winning technology, services that make your life easier, and diverse thinking that inspires new ideas. We have a fierce commitment to:

•	“Do It Right”.
•	For all things money, being the ally people deserve.
•	Giving back to our communities—primarily focused on reducing barriers to economic mobility through financial education, affordable housing, workforce preparedness, and digital job training.

2022 Proxy Statement	23

Director Compensation

Our director-compensation program is designed to attract and retain directors with the characteristics described in Director Qualifications and Responsibilities earlier in this proxy statement and to provide fair compensation for the work required of a director in a company with Ally’s structure, risk profile, complexity, activities, and size. The program is reviewed by the CNGC—with advice from its compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook)—and approved by the Board.

Consistent with the Governance Guidelines, Mr. Brown does not receive any separate compensation for his service on the Board.

Details of the director-compensation program for 2021 are set forth in the following table.

Pay Component	Non-Employee Director Compensation
Annual Cash Retainer	•	$90,000(1)
Annual Equity Retainer	•	$135,000(2)
Annual Retainer - Board Chair	•	Cash: $60,000(1)
	•	Equity: $90,000(2)
Annual Cash Retainer - Committee Chairs(1)	•	AC: $60,000
	•	RC: $60,000
	•	CNGC: $50,000
	•	DTC: $50,000(3)
	•	TC: $50,000(3)
Annual Cash Retainer - Committee Members(1)	•	$20,000

(1)	Paid in quarterly installments.
(2)

Consists of director deferred stock units, each of which vests immediately and represents the right to receive one share of our common stock upon the director’s departure from the Board (Director DSUs). This amount is prorated for directors who join the Board after the annual meeting of stockholders. In October 2021, on the recommendation of the CNGC, the Board approved an increase in the annual equity retainer from $135,000 to $145,000 effective as of the Annual Meeting.

(3)	On December 8, 2021, the TC was established, and the DTC was dissolved.

Consistent with the Governance Guidelines, non-employee directors are reimbursed for reasonable out-of-pocket expenses related to their service on the Board. Furthermore, under our Certificate of Incorporation, directors are limited in their liability and indemnified to the fullest extent permitted by Delaware law for their service in that capacity.

Ally allows its non-employee directors to defer from 0% to 100% of their cash retainers in 25% increments. These deferrals can be made into either fully vested Director DSUs or a cash account that is credited with interest quarterly. Interest earned on a cash account is based on the average rate offered by Ally Bank for deposits in its online savings accounts.

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Director Compensation

The following table describes compensation for non-employee directors who served during fiscal year 2021.

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total ($)
Franklin W. Hobbs(b)	170,145	225,018	395,163
Kenneth J. Bacon	170,000	135,000	305,000
Katryn (Trynka) Shineman Blake(c)	130,088	135,000	265,088
Maureen A. Breakiron-Evans	130,000	135,000	265,000
William H. Cary	170,000	135,000	305,000
Mayree C. Clark	130,000	135,000	265,000
Kim S. Fennebresque	180,000	135,000	315,000
Marjorie Magner	130,000	135,000	265,000
Brian H. Sharples	130,000	135,000	265,000
John J. Stack	150,000	135,000	285,000
Michael F. Steib	161,304	135,000	296,304
(a)	Includes Director DSUs received during 2021. The number of Director DSUs granted is determined by the fair market value of Ally’s common stock on the applicable grant date.
(b)	Mr. Hobbs elected to defer 50% of his cash retainer payments in the form of Director DSUs, which had a total fair value of $85,145.
(c)	Ms. Shineman elected to defer 100% of her cash retainer payments in the form of Director DSUs, which had a total fair value of $130,088.

The following table sets forth the aggregate number of Director DSUs held by each non-employee director at December 31, 2021.

Director DSU Balances as of December 31, 2021

Name	Annual Equity Grant (#)(a)	Non-Employee Director (NED) Deferred Stock (#)(b)	Prior Year DSU Total	Total DSUs (#)
Franklin W. Hobbs	4,167	1,762	105,791	111,720
Kenneth J. Bacon	2,500	-	42,964	45,464
Katryn (Trynka) Shineman Blake	2,500	2,692	33,858	39,050
Maureen A. Breakiron-Evans	2,500	-	69,223	71,723
William H. Cary	2,500	-	38,022	40,522
Mayree C. Clark	2,500	-	49,406	51,906
Kim S. Fennebresque	2,500	-	49,406	51,906
Marjorie Magner	2,500	-	49,406	51,906
Brian H. Sharples	2,500	-	21,478	23,978
John J. Stack	2,500	-	45,006	47,506
Michael F. Steib	2,500	-	40,518	43,018
(a)	Includes Director DSUs received as part of the annual retainer payments.
(b)

Includes Director DSUs received resulting from an election to defer cash payments owed to the director in the form of Director DSUs. The number of Director DSUs granted is determined by the fair market value of Ally’s common stock on the applicable grant date.

2022 Proxy Statement	25

Other Governance Policies and Practices

Code of Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics to promote integrity in the workplace, in the marketplace, and in our society and communities. The Code of Conduct and Ethics applies to all of Ally’s officers and employees, including the CEO, the Chief Financial Officer (CFO), and the Controller. We will post any amendment to the Code of Conduct and Ethics, as well as any waiver that is required to be disclosed under applicable SEC rules or NYSE listing standards, on the Company’s website at www.ally.com/about/investor/policies-charters/. There were no waivers from any provision of the Code of Conduct and Ethics in 2021 that were required to be disclosed.

Transactions with Related Persons

The Board has adopted a written Related-Person Transaction Policy (Related-Person Transaction Policy), which is included within the Governance Guidelines and which requires the CNGC to review and approve or ratify any related-person transaction.

A related-person transaction is any existing or proposed transaction, arrangement, or relationship, or any existing or proposed series of similar transactions, arrangements, or relationships, where (a) Ally or any of its subsidiaries was or will be a participant, (b) the amount involved exceeds $120,000, and (c) any related person had or will have a direct or indirect material interest. A related person is any Ally director or director nominee, any executive officer of Ally under Rule 3b-7 of the Exchange Act, any beneficial owner of more than 5% of any class of Ally’s voting securities, and any immediate family member of any of the foregoing. An immediate family member is any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law—including, in each case, adoptive relationships—and any person (other than a tenant or employee) sharing the same household.

The related person involved in a potential related-person transaction must promptly submit it to Ally’s General Counsel for initial review. The submission must describe (a) the related person’s name and relationship to Ally, (b) all of the related person's direct and indirect interests in the transaction, including the related person's positions and relationships with, and ownership interests in, any firm, corporation, or other entity that is involved in the transaction, (c) the approximate dollar value of the amount involved in the transaction and the amount of all of the related person’s direct and indirect interests in the transaction, in each case, determined without regard to the amount of profit or loss, and (d) all other material information about the transaction and the related person’s involvement in it.

The General Counsel will refer submitted related-person transactions to the CNGC for review and approval or ratification. Facts and circumstances taken into account by the CNGC when determining whether to approve or ratify a related-person transaction may include (a) its terms, (b) the nature and extent of the related person’s interest in it, (c) the benefits likely to accrue to Ally, (d) whether its consummation is consistent with the best interests of Ally and its stockholders, (e) whether it presents a heightened risk of conflicts of interest, an improper valuation, or the perception of such a conflict or improper valuation, (f) any impact on a director’s independence, (g) the availability of other comparable transactions, arrangements, or relationships, and (h) whether it is on terms no less favorable than those generally available to an unaffiliated third party under the same or similar circumstances or on terms comparable to those provided to Ally’s employees generally. If the CNGC does not approve or ratify a related-person transaction or if any conditions imposed on the approval or ratification are not satisfied, Ally may not enter into or otherwise be involved in the transaction or, if already executed, must rescind or terminate the transaction as promptly and on as favorable of terms to Ally as reasonably possible. No member of the CNGC may participate in any review or consideration of any related-person transaction involving the member, the member’s immediate family, or any related entity, although the member may be counted for purposes of determining the presence of a quorum at the meeting.

No review, approval, or ratification is required for a transaction, arrangement, or relationship (a) where the rates or charges involved are determined by competitive bids, (b) involving the rendering of services as a common or contract carrier or a public utility at rates or charges fixed in conformity with law or governmental authority, (c) involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services, (d) where the interest of the related person arises solely from the ownership of a class of Ally’s equity securities and all holders of that class of equity securities receive the same benefit on a pro rata basis, or (e) involving indebtedness extended by any of Ally’s banking or broker-dealer

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Other Governance Policies and Practices

subsidiaries if the extension of credit was made in the ordinary course of business, was made on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

There has been no transaction since January 1, 2021, that is required to be reported under Item 404(a) of SEC Regulation S-K but that did not require review and approval or ratification under the Related-Person Transaction Policy or for which the Related-Person Transaction Policy was not followed.

Submission of Stockholder Proposals

Any proposal that a stockholder wishes to be considered for inclusion in Ally’s proxy materials for the 2023 annual meeting of stockholders pursuant to SEC Rule 14a-8 must be received in writing by Ally not later than November 14, 2022. We recommend that any stockholder proposal be delivered by means that provide proof of the date of delivery, such as certified mail (postage prepaid and return receipt requested). Please note that SEC Rule 14a-8 addresses when we must include such a stockholder proposal in our proxy materials, including eligibility and procedural requirements that apply to the proponent.

Any stockholder proposal that is not submitted for inclusion in our proxy materials for the 2023 annual meeting of stockholders under SEC Rule 14a-8 (including any director nomination) but that is sought to be presented at that annual meeting under our Bylaws must be received in writing by Ally not earlier than January 3, 2023, and not later than February 2, 2023. Such a proposal (including any director nomination) also must satisfy the information and other requirements specified in our Bylaws, which are available on our web site at www.ally.com/resources/pdf/corporate/Bylaws.pdf. In addition to satisfying all of the requirements under our Bylaws (including the advance-notice requirement), to comply with the universal proxy rules under the Exchange Act, any stockholder who intends to solicit proxies in support of director nominees other than Ally’s nominees at the 2023 annual meeting of stockholders must provide notice setting forth the information required by SEC Rule 14a-19 no later than March 6, 2023. The advance-notice requirement under SEC Rule 14a-19 does not override or supersede a longer advance-notice requirement under our Bylaws.

Any stockholder proposal (including any director nomination) submitted to Ally in connection with the 2023 annual meeting of stockholders, as well as related notices and other communications to Ally, must be received at the following address: Ally Financial Inc., Corporate Secretary, 500 Woodward Avenue, Mail Code MI-01-10-CORPSEC, Detroit, Michigan 48226.

Stockholder Engagement

Regularly engaging with stockholders is a key component of our governance practices and is aimed at maintaining a dialogue with them on operating performance, the competitive environment, ESG, and other topics of interest to them. During 2021, our engagement included interactions with many of our largest stockholders and regular participation by several members of our executive leadership in investor conferences.  Stockholder feedback is shared, as appropriate, with executive leadership and the Board.

Governance Documents

Charters for the AC, the RC, the TC, and the CNGC, along with the Governance Guidelines, the Code of Conduct and Ethics, and the Bylaws, are available on the Company’s website at www.ally.com/about/investor/policies-charters/.

2022 Proxy Statement	27

Stock Ownership

Security Ownership of Certain Beneficial Owners

At the close of business on March 7, 2022, the following were known to the Company to be the beneficial owners (as defined in SEC Rule 13d-3) of more than five percent of the Company’s common stock:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage
Persons affiliated with The Vanguard Group (a) c/o The Vanguard Group 100 Vanguard Blvd., Malvern, Pennsylvania 19355	35,851,312	10.8%
Persons affiliated with Blackrock, Inc. (b) c/o Blackrock, Inc. 55 East 52nd Street New York, New York 10055	29,683,700	9.0%
Persons affiliated with Harris Associates LP (c) c/o Harris Associates LP 111 S. Wacker Drive Suite 4600, Chicago, Illinois 60606	24,828,869	7.5%
(a)

This is according to information provided to the Company in a Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2022. According to the Schedule 13G, The Vanguard Group has shared voting power over 319,363 shares of our common stock, sole dispositive power over 35,106,788 shares of our common stock, and shared dispositive power over 744,524 shares of our common stock.

(b)

This is according to information provided to the Company in a Schedule 13G filed by Blackrock, Inc. with the SEC on February 1, 2022. According to the Schedule 13G, Blackrock, Inc. has sole voting power over 24,732,185 shares of our common stock and sole dispositive power over 29,683,700 shares of our common stock.

(c)

This is according to information provided to the Company in a Schedule 13G filed by Harris Associates L.P. with the SEC on February 11, 2022. Harris Associates Inc. is the general partner of Harris Associates L.P. According to the Schedule 13G, Harris Associates L.P. and its general partner Harris Associates Inc. each has sole dispositive power over 24,828,869 shares of our common stock by reason of advisory and other relationships with clients who own such shares.

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Stock Ownership

Security Ownership of Directors, Nominees, and Executive Officers

The following tables set forth information, at the close of business on March 7, 2022, concerning the number of shares of common stock and stock-settled units of the Company beneficially owned (as defined in SEC Rule 13d-3) by each director, nominee, and NEO (as defined in the Compensation Discussion and Analysis later in this proxy statement) as well as all directors and executive officers (as defined in SEC Rule 3b-7) as a group. Our executive officers under SEC Rule 3b-7 are also the individuals designated as our officers under Section 16(a) of the Exchange Act and SEC Rule 16a-1. Each of the individuals listed in the following table owns less than one percent of the outstanding shares of our common stock, and all directors and executive officers as a group own less than one percent of the outstanding shares of our common stock. The persons named have furnished this information to us.

Beneficial Ownership

Name	Shares of Common Stock Beneficially Owned	Stock-Settled Units(a)	Total Beneficial Ownership(c)
Franklin W. Hobbs	15,000	111,720	126,720
Kenneth J. Bacon	-	45,464	45,464
Maureen A. Breakiron-Evans	8,540	71,723	80,263
William H. Cary	-	40,522	40,522
Mayree C. Clark	30,000	51,906	81,906
Kim S. Fennebresque	-	51,906	51,906
Melissa Goldman	-	-	-
Marjorie Magner	2,700	51,906	54,606
David Reilly	-	-	-
Brian H. Sharples	-	23,978	23,978
John J. Stack	4,000	47,506	51,506
Michael F. Steib	2,000	43,018	45,018
Jeffrey J. Brown(b)	480,084	192,507	672,591
Jennifer A. LaClair	58,427	-	58,427
Diane E. Morais(b)	155,879	54,657	210,536
Scott A. Stengel	61,074	-	61,074
Douglas R. Timmerman(b)	82,263	56,399	138,662
Directors and Executive Officers as a Group (19 persons)	990,888	894,304	1,885,192
(a)	Comprises all vested stock-settled units and all stock-settled units that will vest within 60 days of March 7, 2022.
(b)	Stock-settled units for Mr. Brown, Ms. Morais, and Mr. Timmerman include RSUs that are nonforfeitable because they have attained retirement eligibility pursuant to the terms of the awards.
(c)

Under SEC rules, stock units are not treated as beneficially owned if the holder does not have the right to acquire the underlying stock within 60 days of March 7, 2022, or if the stock units will be settled in cash and therefore do not represent the right to acquire stock. Amounts reflected in the following table comprise beneficially owned units included in the table above as well as time-based restricted stock units (RSUs) and performance-based restricted stock units (PSUs) that are excluded from the table above.

	Beneficially Owned
Name	Shares of Common Stock	Stock- Settled Units	Number of Stock- Settled RSUs(1)(2)	Number of Cash- Settled PSUs(1)	Total	Implied Value ($)(3)
Jeffrey J. Brown	480,084	192,507	300	294,446	967,337	39,477,023
Jennifer A. LaClair	58,427	-	53,239	78,754	190,420	7,771,040
Diane E. Morais	155,879	54,657	300	82,118	292,954	11,955,453
Scott A. Stengel	61,074	-	30,960	47,384	139,418	5,689,649
Douglas R. Timmerman	82,263	56,399	300	84,646	223,608	9,125,442
(1)

The RSUs identified here settle in shares of Ally common stock, while the PSUs identified here settle in cash. For PSUs, the number assumes that the related performance goals are achieved at the target. For further information on all long-term incentive awards, refer to Compensation Discussion and Analysis—Incentive Compensation later in this proxy statement.

(2)	Stock-settled units for Mr. Brown, Ms. Morais, and Mr. Timmerman include RSUs that are nonforfeitable because they have attained retirement eligibility pursuant to the terms of the awards.

2022 Proxy Statement	29

Stock Ownership

(3)

The implied value was calculated by multiplying total beneficially owned shares of common stock and stock-settled units, stock-settled RSUs, and cash-settled PSUs, by $40.81, which was the closing price of Ally common stock on March 7, 2022.

The CEO, all other Purview Executives, other specified business and enterprise-function leaders, and all directors, together in each case with their specified associated persons, are subject to personal-trading restrictions to further align the interests of management and directors with those of stockholders. Refer to Compensation Discussion and Analysis—Compensation Policies and Governance Practices—Anti-Hedging and Anti-Pledging Policies later in this proxy statement for more information.

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Compensation Discussion and Analysis

Executive Compensation Tables	46
Summary Compensation Table	46
Grants of Plan-Based Awards	48
Outstanding Equity Awards at Fiscal Year-End	50
Options Exercised and Stock Vested	51
Nonqualified Deferred Compensation	51
Potential Payments Upon a Termination	52

Named Executive Officers

Our Compensation Discussion and Analysis (CD&A) describes our executive-compensation philosophy and program as reported in the executive-compensation tables that follow, which provide information relating primarily to compensation decisions for the following 2021 named executive officers (NEOs) of the Company:

JEFFREY J. BROWN Chief Executive Officer	JENNIFER A. LACLAIR Chief Financial Officer	DIANE E. MORAIS President, Consumer & Commercial Banking	SCOTT A. STENGEL General Counsel	DOUGLAS R. TIMMERMAN President, Dealer Financial Services

Defined Terms in the CD&A

AIP	Annual Incentive Plan	MRT	Material Risk Taker
CNGC	Compensation, Nominating, and Governance Committee	NEO	Named Executive Officer
EPS	Earnings Per Share	PSU	Performance Stock Unit
ESG	Environmental, Social, and Governance	RSU	Restricted Stock Unit
ERG	Employee Resource Group	ROTCE	Return on Tangible Common Equity
GAAP	Generally Accepted Accounting Principles	TSV	Total Stockholder Value
ICP	Incentive Compensation Plan	YoY	Year over Year

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Compensation Discussion and Analysis

Company Performance

2021 Business and Culture Highlights

Ally delivered impressive results reinforcing growth and momentum across our dealer-financial-services and digital-bank platforms. These 2021 business and culture highlights reflect the work of our 10,000+ teammates who operate under our LEAD core values and ‘Do It Right’ approach in driving long-term value for all stakeholders. ESG achievements are identified with a green leaf.

•       Delivered strong 2021 business performance with EPS of $8.22, Adjusted EPS(a) of $8.61, Total Revenue of $8.2 billion, and Net Income of $3.1 billion

•       Returned $2.3 billion to stockholders in 2021 through dividends and share repurchases, and announced a 2022 share-repurchase program of up to $2.0 billion

•       Closed our acquisition of Fair Square Financial in December 2021, providing us with a scalable, digital-first credit card platform

•       Expanded our dealership network for the 12th straight year to more than 21,100 dealer relationships, leading to total consumer auto originations of $46.3 billion in 2021 sourced from a record 13 million applications

•       Generated written insurance premiums of $1.2 billion during 2021, the 4th consecutive year above $1.0 billion

•       Ally Bank generated its 13th consecutive year of growth in retail deposit customers and deposits, expanding the customer base by 10% and growing deposits to 89% of overall funding as of December 31, 2021

•       Ally Home generated direct-to-consumer mortgage originations of $10.4 billion in 2021, an increase of 123% YoY

•       Ally Invest customer assets exceeded $17 billion at December 31, 2021, up 24% from December 31, 2020, with self-directed and robo-portfolio accounts of more than 505 thousand at December 31, 2021, up 11% YoY

•       Ally Lending generated origination volume of $1.2 billion, up 147% from 2020, powered by a 37% expansion in our relationships across all verticals, including the home improvement and medical segments

•       Corporate Finance expanded its held-for-investment loan portfolio by 29% YoY to $7.8 billion, with record full-year commitments originated of $7.3 billion

•       Eliminated overdraft fees for all customers

•       Increased our minimum wage 18% to $20 per hour and announced our third annual grant of Ally restricted stock units to all active, regular employees

•       Recognized as a Top 50 Company for Diversity by Diversity Inc. and as a Best Employer for Diversity by Forbes

•       Hosted our third annual Moguls in the Making student competition in collaboration with the Thurgood Marshall College Fund and the Sean Anderson Foundation

•       Ally employees gave back to worthy causes by donating approximately 28,000 hours of time and Ally provided $15.4 million in financial support to community, social, and educational causes, including $5.3 million from the Ally Charitable Foundation

•       Achieved carbon neutrality for 2020 by partnering with the Arbor Day Foundation and Natural Capital Partners to offset Scope 1 and Scope 2 emissions

$8.22 EPS	$8.61 Adjusted EPS(a)
50.1% Efficiency Ratio	43.7% Adjusted Efficiency Ratio(a)
20.2% Return on Equity	24.3% Core ROTCE(a)
$10.4B Ally Home Direct-to-Consumer Originations	$141.6B Total Deposits at December 31, 2021
$46.3B Consumer Auto Originations	$1.2B Insurance Written Premiums
$1.2B Ally Lending Point-of-Sale Originations	10% Increase in Retail Deposit Customers
(a)This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

These highlights and other portions of this CD&A contain non-GAAP financial measures. Non-GAAP financial measures supplement the results that are reported according to GAAP and may be useful to readers, but they should not be viewed in isolation from, or as a substitute for, GAAP results. The differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in Appendix A of this proxy statement.

2022 Proxy Statement	32

Compensation Discussion and Analysis

Compensation Overview

Compensation Philosophy

Ally believes that there should be a strong linkage between compensation and performance as well as alignment with good governance principles and stockholder interests. This linkage is embodied throughout our executive-compensation program, including (1) the AIP, which governs awards of cash-based incentive compensation, and (2) the ICP, which governs awards of equity-based incentive compensation. In support of this compensation philosophy, Ally’s executive-compensation program is structured to:

•	Align with long-term value creation for our stockholders;
•	Provide appropriate short- and long-term incentives based on individual, business, and Company performance;
•	Encourage prudent, but not excessive, risk taking;
•	Provide a total compensation opportunity competitive with market practice and reflective of the responsibilities of the role; and
•	Encourage retention of key executives.

Components of Ally’s Executive-Compensation Program

Total compensation for our NEOs is primarily composed of base salary, annual cash incentive awards, and long-term incentive awards in the form of PSUs and RSUs.

We provide our NEOs with health and welfare benefits under broad-based programs generally available to all of our employees. Our benefit programs include retirement savings plans, medical, dental, and disability benefits, life insurance, and other programs generally offered in the external market.

In addition to broad-based benefits, the NEOs receive limited additional benefits and perquisites so that the Company can remain competitive in attracting and retaining executive talent. These benefits are itemized in the notes to the Summary Compensation Table later in this proxy statement.

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Compensation Discussion and Analysis

Compensation Program Governance

In addition to implementing a performance-based compensation framework, Ally has strong compensation governance as demonstrated by the following practices that apply to our NEOs.

Our Practices	Excluded Practices

✓        Alignment of pay with performance through use of variable incentive-based awards comprising a majority of NEOs’ total compensation

✓        Alignment of NEOs’ interests with those of our stockholders by awarding 60% or more of incentive compensation in the form of long-term awards

✓        Annual risk assessment of our compensation program and the risk-management behavior of each of the NEOs

✓        Meaningful stock-ownership guidelines

✓        Enforcement of stock-trading restrictions

✓        Enhanced clawback policy applicable to all incentive awards

✓        Utilization of a compensation consultant by the CNGC

✗        No hedging or pledging of Company stock

✗        No excessive perquisites or executive retirement benefits

✗        No guaranteed incentive payouts for NEOs

✗        No single-trigger payments or vesting upon a change in control

✗        No employment agreements

✗        No tax gross-ups for excise or income taxes

Consideration of Stockholder Say-on-Pay Votes

At our 2021 annual meeting, we provided our stockholders the opportunity to vote on an advisory resolution approving the compensation paid to our NEOs in 2020. Approximately 91% of the outstanding shares present in person or represented by proxy at that meeting and entitled to vote on the proposal voted in support of the resolution. The CNGC will continue to monitor the feedback we receive from our stockholders through say-on-pay advisory votes and other channels and will consider this feedback in overseeing our executive-compensation program.

CNGC Process to Determine Compensation

The CNGC oversees Ally’s executive-compensation program and determines the compensation for our CEO, NEOs, and other Purview Executives. In its deliberations on compensation matters, the CNGC seeks the input of Ally’s independent-risk-management function and also consults with the Chairs of the RC and the AC as appropriate.

Compensation recommendations for the NEOs other than the CEO are presented to and discussed with the CNGC by the CEO without any involvement of those NEOs. The CEO’s unique insight into our business and day-to-day interaction with the NEOs provide a valuable perspective to the CNGC for its deliberations. The CNGC then evaluates the NEOs and determines and approves their compensation. The CNGC evaluates the CEO and determines and approves his compensation without his involvement.

FW Cook served as a compensation consultant to the CNGC during 2021 and for the 2021–2022 compensation cycle. The CNGC is directly responsible for the appointment, compensation, and oversight of the work of FW Cook. FW Cook provides ongoing advice with respect to the compensation plans covering the executives, including our NEOs, and non-employee directors. FW Cook, as requested, attends meetings of the CNGC involving compensation matters, reviews compensation materials developed by management in advance of the CNGC meetings, and shares information on market practices and trends with the CNGC. FW Cook undertakes no separate work for Ally. The CNGC assessed the independence of FW Cook under applicable NYSE listing standards and SEC rules and determined that its work for the CNGC does not raise any conflicts of interest.

Factors that were discussed and considered by the CNGC for the 2021-2022 compensation cycle are described in Compensation Decisions later in this CD&A.

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Compensation Discussion and Analysis

Assessing Compensation Competitiveness

We compare the total compensation of our NEOs against that of executives at companies with whom we compete for senior-executive talent. We use publicly available pay data from our peer group of companies to conduct the competitive assessment for the CEO and CFO positions. For the other NEO and senior-executive positions, we use publicly available and market-survey pay data from multiple sources to conduct competitive assessments. The CNGC, with input from FW Cook, annually reviews and approves the peer group used in assessing compensation competitiveness. In its review, the CNGC considers several factors such as industry, core business and markets served, assets and revenues, market capitalization, and number of employees. Ally’s peer group for the 2021–2022 compensation cycle comprised the 15 banking and financial-services companies listed in the following table.

• Capital One	• Fifth Third Bancorp	• PNC Financial
• CIT Group	• First Republic Bank(a)	• Regions Financial
• Citizens Financial Group	• Huntington Bancshares	• Synchrony Financial
• Comerica	• KeyCorp	• Truist Financial
• Discover	• M&T Bank	• U.S. Bancorp
(a)	Added First Republic Bank and removed Charles Schwab in 2021.

The Company engaged McLagan Data & Analytics to provide consulting services on executive compensation for the 2021–2022 cycle. This included a competitive assessment of the compensation for the Purview Executives, which was shared with the CNGC and FW Cook.

We measure the compensation of our NEOs against the peer group and survey data, comparing to the median. On an individual basis, compensation for any executive may be set above or below the median based on a variety of factors, including time in the position, sustained performance over time, criticalness to retain, skill set, and experience relative to external market counterparts. Compensation will also vary above or below the median based on Company and individual performance. The CNGC does not benchmark against the peer group and survey data but instead considers them as one data point in its decision-making.

Incentive Compensation

Ally’s executive-compensation program is intended to reward and retain executives, including the NEOs, with a substantial emphasis on performance. Accordingly, a combination of the following factors determines individual incentive awards and changes in total compensation from year to year:

•	Overall Company results;
•	Business-unit or corporate-function results;
•	Individual performance evaluations;
•	Risk scorecards;
•	Market data; and
•	Input from control functions (audit, compliance, risk, and loan review).

Once the CNGC determines each NEO’s total incentive compensation, awards are made in a formulaic manner according to the following mix structure:

Incentive-Award Target Mix

Within the first two months after the performance year has concluded, the annual cash incentive awards are paid, and the long-term incentive awards are granted. For PSUs and RSUs, any dividends declared over the vesting period are accumulated and paid at or after the time of settlement.

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Compensation Discussion and Analysis

Long-Term Incentive Awards

As described in Components of Ally’s Executive-Compensation Program earlier in this CD&A, long-term incentive awards are designed to align the interests of our NEOs with those of our stockholders. The CNGC believes that the PSUs and the RSUs achieve this aim, as the ultimate value received depends on the share price in the future when the awards vest and, in the case of PSUs, the level of attainment of the applicable performance goals.

The PSUs granted to our NEOs in 2022 based on their 2021 performance have two metrics: Core ROTCE and TSV growth rate. The CNGC believes that these two metrics align executive compensation with the Company’s operating performance, risk appetite, and long-term stockholder returns. The CNGC establishes threshold, target, and maximum goals for each metric that, in its judgment, suitably challenge management after taking into account factors such as the Company’s prior-year performance, the current year’s financial plan, and the multi-year strategic plan. For details on these goals, refer to Incentive Compensation—Summary of PSUs later in this CD&A. The following table provides additional information considered by the CNGC in selecting each performance metric.

Metric	Weight	Reason for Inclusion
Core ROTCE(a)	50%	A performance metric widely used in the banking industry that incents management to produce an appropriate return on equity for stockholders

TSV Growth Rate(a)	50%

Growth in adjusted tangible book value per share(a) plus dividends per share, which is expected to result in increased long-term value creation for stockholders and is directly impacted by management performance

(a)	This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

Under the ICP, which governs our PSUs, the CNGC has excluded from Core ROTCE and TSV the impact of designated items so that the performance goals reflect factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business. Refer to Appendix A of this proxy statement for more detail on these designated items.

Summary of PSUs

Each outstanding PSU awarded to our NEOs has a cumulative three-year performance period. Earned PSUs will vest and settle in cash following the conclusion on the performance period. Any dividends declared during the vesting period are accumulated and paid at or after the time of settlement based on the number of PSUs earned at the conclusion of the performance period. PSUs pay out between 0% and 150% of target based on the achievement of the predetermined goals for Core ROTCE and TSV Growth Rate using, in the case of PSUs granted in 2020, a tiered structure and, in the case of PSUs granted in 2021 and 2022, a linear interpolation between the two nearest goals. The goals established by the CNGC for the PSUs granted in 2020, 2021, and 2022 follow:

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Compensation Discussion and Analysis

(a)	This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

The three-year performance period for PSUs granted in 2019 is complete, and the CNGC has certified the following results.

(a)	This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

These results reflect management’s continued focus on driving Core ROTCE and TSV Growth Rate for the benefit of stockholders. Their calculation included adjustments for items designated by the CNGC at the time of grant, primarily the effect of accounting changes (including Accounting Standards Update 2016-13), impacts associated with acquisition activity, and litigation settlements.

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Compensation Discussion and Analysis

Employee #Ownit Grant

In August 2021, we announced that all eligible employees may be awarded Ally stock annually through the Company’s discretionary #OwnIt Annual Grant Program dependent upon our financial performance and Board approval. In January 2022, for the third consecutive year, we awarded all active, regular Ally employees with 100 restricted stock units, subject to a 3-year cliff vesting schedule, to support a founder’s mentality and to align our entire workforce with the long-term interests of our stockholders.

Compensation Decisions

The compensation-decision tables that follow are not meant to be substitutes for the Summary Compensation Table set forth later in this proxy statement but are provided to show the compensation approved by the CNGC for the NEOs’ performance during 2021. The values and other information in these tables differ from those shown in the Summary Compensation Table due to SEC rules requiring that salary be reported for the past year rather than the coming year and that equity-based awards be reported based on the year of grant rather than the service year to which they relate. Accordingly, the base salary and the PSUs and RSUs reflected in the following tables will be reported in next year’s Summary Compensation Table, as they were effective or granted in 2022. The value of PSUs assume that the related performance goals are achieved at the target. For further information on all long-term incentive awards, refer to Incentive Compensation earlier in this CD&A.

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Compensation Discussion and Analysis

JEFFREY J. BROWN, Chief Executive Officer	(a) This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

Achievements

•      Achieved record-setting results demonstrating growth and momentum across our leading auto, insurance, and digital bank platforms with full-year Adjusted EPS(a) of $8.61, Core ROTCE(a) of 24.3%, and Adjusted Total Net Revenue(a) of $8.4 billion

•      Completed a $2.0 billion share repurchase program by repurchasing approximately 40 million shares during 2021, with the number of outstanding shares declining approximately 30% since initiating share repurchases in 2016

•      Continued to maintain a focus on controls and risk management by driving culture on disciplined risk management and accretive capital deployment throughout the organization

Customers

•      Enhanced our suite of digital-first customer products with the acquisition of Fair Square Financial

•      Continued to focus on deepening customer relationships through our differentiated platforms that combine leading, award-winning digital capabilities with deeply integrated, stable, and secure banking platforms

Employees

•      Recognized by Forbes “Best Places to Work” for large employers and earned a perfect Corporate Equality score from the Human Rights Campaign

•      Supported employee retention and recruitment efforts across the Company and earned 24 workplace awards including, Working Mother, Best Workplaces for Dads, Fast Company Best Workplaces for Innovators, and earned “Best Place to Work” distinction in all markets with an Ally presence

•       Helped close the wealth gap for entry level and early career employees by increasing our minimum wage 18% to $20 per hour and announced our third annual grant of Ally restricted stock units to all active, regular employees

•      Continued to evolve our culture of inclusion and belonging with over 40% of our workforce actively engaged in one or more of our 8 ERGs and earned above benchmark scores for employee Belonging

•       Enhanced benefit offerings by focusing on employee well-being to provide additional resources to assist employees with navigating the COVID-19 pandemic

Communities

•       Hosted our third annual Moguls in the Making student competition in collaboration with the Thurgood Marshall College Fund and the Sean Anderson Foundation

•      Continued to strengthen our involvement with communities by establishing the Ally Charitable Foundation to support programs that impact worthy community, social, and educational causes

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Compensation Discussion and Analysis

JENNIFER A. LACLAIR, Chief Financial Officer

Achievements

•      Achieved record-setting results demonstrating growth and momentum across our leading auto, insurance, and digital bank platforms with full-year Adjusted Total Net Revenue(a) of $8.4 billion, Adjusted EPS(a) of $8.61, and Core ROTCE(a) of 24.3%

•      Increased adjusted tangible book value(a) to $38.73 per share

•      Completed a $2.0 billion share repurchase program by repurchasing approximately 40 million shares during 2021, with the number of outstanding shares declining approximately 30% since initiating share repurchases in 2016

•      Paid four quarterly common dividends in 2021 totaling $0.88 per share and announced a 20% increase to the common dividend for the first quarter of 2022

•      Received strong support from the investment community with investment grade ratings from all rating agencies for the first time in over 15 years. Recognized as the ‘Best CFO’ as part of Institutional Investor’s All-America Executive Team rankings within the consumer finance sector

•      Continued to maintain a focus on risk and controls by driving culture supporting disciplined risk management, balance sheet optimization, and accretive capital deployment throughout the organization

Customers

•      Established Ally’s Supplier Diversity Program, a proactive business strategy encouraging the use of diverse suppliers defined as those owned by U.S.-based minorities, women, LGBTQ, veterans and those with disabilities, and small or disadvantaged businesses defined by local, state, or federal classifications

•      Continued to promote a customer focused approach within the finance organization and played a key role in positioning Ally to eliminate overdraft fees for all customers

Employees

•      Continued to support ESG efforts by serving as the enterprise leader for our Black African American ERG and worked with other ERGs to further support inclusion

Communities

•      Continued to strengthen our involvement with communities by establishing and funding the Ally Charitable Foundation over $50mm in 2021 to support programs that impact worthy community, social, and educational causes

(a)     This is a non-GAAP financial measure. Refer to Appendix A for applicable definitions and reconciliations.

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Compensation Discussion and Analysis

DIANE E. MORAIS, President, Consumer & Commercial Banking

Achievements

•      Continued to diversify the balance sheet with steady growth in the Corporate Finance, Ally Home, Ally Invest, and Ally Lending businesses, while maintaining capital-allocation discipline

•      Continued to maintain a focus on controls and risk management by driving culture on disciplined risk management and accretive capital deployment throughout the organization

Customers

•      Eliminated overdraft fees for all customers

•      Named “Best Online Bank” by MONEY Magazine; “Best Online Bank” by GOBankingRates; “Best Internet Bank” and “Best Online Broker” by Kiplinger’s; and a “Best Bank” and “Best Online Broker” by NerdWallet

•      Led the 13th consecutive year of expansion by increasing total deposits to $141.6 billion as of December 31, 2021, and increasing retail deposit customer base by 10% YoY to 2.5 million customers

•      Continued to grow Ally Invest’s net customer assets to $17.4 billion with over 505,000 active self-directed and Robo accounts

•      Generated $1.2 billion point-of-sale originations at Ally Lending through our network of 3,000 merchants

•      Expanded Corporate Finance loan portfolio to $7.8 billion, representing a 29% YoY increase

•      More than doubled Ally Home mortgage originations to $10.4 billion

Employees

•       Helped close the wealth gap for entry level and early career employees by increasing our minimum wage 18% to $20 per hour for all Ally Bank employees

•      Named one of the Most Powerful Women in Banking by American Banker for the 6th consecutive year

Communities

•      Supported Charlotte communities by providing board leadership for Junior Achievement of Central Carolinas, YMCA of Greater Charlotte, and Charlotte City Partners along with volunteering for Habitat for Humanity, Dress for Success, and the Salvation Army

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Compensation Discussion and Analysis

SCOTT A. STENGEL, General Counsel

Achievements

•      Served as a trusted counsel to the Board and executive management on strategic, business, governance, technology, and regulatory matters

•      Defended Ally’s interests in litigation and other disputes vigorously and effectively

•      Continued to maintain a focus on controls and risk management by driving culture on disciplined risk management and accretive capital deployment throughout the organization

•      Navigated Ally through dynamic and complex legislative and regulatory environments

Customers

•      Delivered strategic legal advice in connection with Ally’s diversification strategy, including the acquisition and integration of new businesses

Employees

•      Served as a co-executive sponsor for the PRIDE Allies ERG

Communities

•      Implemented social-justice initiatives addressing education and engagement, pro bono, and scholarships and mentoring for the next generation

•      Supported multiple DE&I activities and the Ally Charitable Foundation to benefit the communities in which we live and work

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Compensation Discussion and Analysis

DOUGLAS R. TIMMERMAN, President, Dealer Financial Services

Achievements

•      Continued to maintain a focus on controls and risk management by driving culture on disciplined risk management and accretive capital deployment throughout the organization

•      Delivered 10 basis point YoY increase in retail auto portfolio yield, excluding the impact of hedges, of 6.87%

Customers

•      Continued to demonstrate market leadership being recognized as the #1 Prime Auto Lender; the #1 Bank Floorplan Lender; #1 Bank Retail Auto Loans Outstanding; and #1 in Dealer Satisfaction by J.D. Power

•      Achieved $46.3 billion of consumer auto originations, and decisioned 13 million applications during another year of inventory challenges created by the global pandemic

•      Expanded the dealer network for the 12th consecutive year growing to more than 21,000 dealers who purchase one or more of our auto products, while maintaining appropriate capital discipline

Employees

•       Helped close the wealth gap for entry level and early career employees by increasing our minimum wage 18% to $20 per hour for all Dealer Financial Services employees

Communities

•      Continued to recognize female dealership leaders at the National Association of Minority Dealers annual conference by awarding the “Ally Sees Her” award to female leaders who share a commitment to strengthen their communities and promote diversity in the automotive industry

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Compensation Discussion and Analysis

Compensation Policies and Governance Practices

Stock-Ownership Guidelines

The Board believes that the interests of management and stockholders are further aligned by stock-ownership guidelines for the CEO and other Purview Executives. As a result, the Governance Guidelines provide for the following minimum ownership levels:

Ownership is generally based on whether the executive is meaningfully exposed to changes in the share price of Ally stock and, as a result, includes 100% of shares owned outright, 50% of unvested RSUs that settle in shares, and 50% of any earned but unvested PSUs that settle in shares. The Board understands, however, that some period of time will be required for a newly employed or promoted executive to accumulate the requisite shares and that family or other personal reasons may necessitate a sale of accumulated shares. To ensure that the purposes of these stock-ownership guidelines are achieved, whenever the minimum ownership level is not achieved or maintained, the executive must retain 50% of the net (after tax) shares received from any equity grant that has been made since Ally’s initial public offering.

Clawback Provisions and Loss Trigger Review

In connection with its executive-compensation risk assessment in 2021, the Company reviewed and confirmed its right to recoup cash and equity incentive payments in the event those payments were based on a materially inaccurate statement of earnings or other performance criteria, a material misrepresentation or a mistake irrespective of the source or cause, or other similar conduct or circumstances. A recipient who fails to promptly repay Ally in such an event is subject to termination of employment.

Ally also engages in a “loss trigger” review, which is applicable to MRTs who received deferred incentive-compensation awards (cash- or equity-based) for any year in which they were classified as MRTs. Prior to the payout of any deferred incentive-compensation award to an MRT, the Company determines if a significant loss or other negative risk outcome has occurred that relates to the risk-taking activities of the MRT. The Company’s senior leadership is responsible for assessing the involvement and responsibility of the MRT in such a significant loss or other negative risk outcome and may recommend a downward adjustment or forfeiture of any unpaid portion of the incentive compensation awarded to the MRT. Any recommended reduction or forfeiture of deferred incentive compensation is subject to review and approval by the CNGC as provided in our Enterprise Material Risk Taker Policy.

Anti-Hedging and Anti-Pledging Policies

The CEO, all other Purview Executives, other specified business and enterprise-function leaders, and all directors, together in each case with their specified associated persons, are subject to personal-trading restrictions to further align the interests of management and directors with those of stockholders. The restrictions apply to all of Ally’s securities, including common stock, preferred stock, and debt. In the absence of an exception granted in accordance with Ally’s Enterprise General Insider Trading and Blackout Policy, the restrictions prohibit the following:

(1)	any transaction that hedges the person’s economic interest in and exposure to the full rewards and risks of ownership in a security of Ally,
(2)

any put or call option, futures contract, forward contract, swap, or other derivative transaction that relates to a security of Ally and any similar speculative transaction (excluding, for clarity, any transaction under Ally’s compensation plans),

(3)	any short sale, including a short sale against the box, of a security of Ally,
(4)

any pledge of a security of Ally as collateral, including through a margin account (excluding, for clarity, any pledge to a charitable organization that is recognized as such under applicable tax law), and

(5)	any limit order involving a security of Ally (excluding a limit order that by its terms is automatically canceled if not filled before the end of the same trading day).

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Compensation Discussion and Analysis

Tax and Accounting

Section 162(m) of the Internal Revenue Code of 1986, as amended (Code) limits the tax deductibility of compensation for certain executive officers to $1 million. The CNGC is not limited to paying compensation that is fully deductible and retains the flexibility to consider tax and accounting impacts as some of the factors among many in structuring our executive-compensation program.

No Executive Employment Agreements

The NEOs are employed on an at-will basis, and no NEO is party to an employment agreement with the Company.

Severance

The NEOs are eligible for benefits under the Ally Financial Inc. Severance Plan. See Potential Payments Upon a Termination later in this proxy statement.

CNGC Report

The CNGC has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, the CNGC recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC.

The Compensation, Nominating, and Governance Committee of the Board of Directors of Ally Financial Inc.

Kim S. Fennebresque (Chair)

Franklin W. Hobbs

Mayree C. Clark

Marjorie Magner

John J. Stack

As provided by SEC Regulation S-K, this CNGC Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 as amended or the Exchange Act.

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Executive Compensation Tables

Executive Compensation

Summary Compensation Table

The following table sets forth specified information regarding the compensation paid by the Company during 2021, 2020 and 2019, and the cash bonuses awarded in respect of each of these years, as applicable, to the NEOs.

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)	All Other Compensation ($)(e)	Total ($)
Jeffrey J. Brown	2021	1,000,000	4,900,000	9,599,579(c)	46,167	15,545,746
Chief Executive Officer	2020	1,000,000	3,675,000	6,903,212(d)	43,862	11,622,074
	2019	1,000,000	3,600,000	6,000,038(d)	42,080	10,642,118
Jennifer A. LaClair	2021	600,000	1,800,000	2,429,525(c)	43,406	4,872,931
Chief Financial Officer	2020	600,000	1,148,000	1,753,235(d)	41,199	3,542,434
	2019	600,000	1,150,000	1,525,016(d)	40,640	3,315,656
Diane E. Morais	2021	600,000	1,800,000	2,647,473(c)	36,216	5,083,689
President, Consumer &	2020	600,000	1,240,000	1,853,184(d)	35,113	3,728,297
Commercial Banking	2019	600,000	1,250,000	1,750,050(d)	31,744	3,631,795
Scott A. Stengel	2021	550,000	980,000	1,513,423(c)	44,315	3,087,738
General Counsel	2020	550,000	676,800	1,178,179(d)	42,140	2,447,119
	2019	544,231	625,000	1,100,033(d)	40,439	2,309,703
Douglas R. Timmerman	2021	600,000	1,860,000	2,671,837(c)	47,628	5,179,465
President, Dealer Financial Services	2020	600,000	1,280,000	1,903,222(d)	46,464	3,829,685
	2019	600,000	1,300,000	1,600,010(d)	34,504	3,534,514

(a)

The amounts in this column reflect the actual amounts of salary paid to the NEOs in the relevant fiscal year. For the NEOs’ current base salaries, see Compensation Discussion and Analysis—Compensation Decisions earlier in this proxy statement.

(b)

The amounts in this column for 2021 represent the annual cash bonuses paid to the NEOs in February 2022 in respect of 2021 performance, based on achievement of the CNGC’s assessment of overall Company and individual performance. For additional information on these bonuses, see Compensation Discussion and Analysis—Compensation Overview—Components of Ally’s Executive-Compensation Program and Compensation Discussion and Analysis—Incentive Compensation earlier in this proxy statement.

(c)

These amounts reflect the aggregate grant date fair values of the RSUs and cash-settled PSUs (including the accounting charges due to modification of the 2019 and 2020 PSU grants to cash-settled) granted under the ICP to the NEOs, in each case, calculated in accordance with FASB ASC Topic 718. The actual value that the NEOs will realize for these awards is a function of the value of the underlying shares if and when these awards vest and, for the cash-settled PSUs, the level of attainment of the applicable performance goals. The amounts for the cash-settled PSUs granted in 2021 were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For these amounts, see the Grants of Plan-Based Awards in 2021 table later in this proxy statement. The following are the values of the 2021 cash-settled PSUs as of the grant date assuming attainment of the maximum level of performance: Mr. Brown, $5,118,782; Ms. LaClair, $1,291,509; Ms. Morais, $1,395,043; Mr. Stengel, $761,406; and Mr. Timmerman, $1,440,042. The following table sets forth the accounting charges related to the conversion of the 2019 and 2020 PSU grants to cash settled, which were included with the amounts reported for 2021 for each NEO as required by FASB ASC Topic 718. For additional information on how we account for long-term incentive compensation, see Note 23 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

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Executive Compensation Tables

Name	Grant Date	Aggregate Grant Date Fair Value of PSUs ($) (i)	Accounting Charges due to PSU Modification to Convert to Cash-Settled ($) (ii)
Jeffrey J. Brown	1/28/2020	3,450,019	1,043,155
	2/1/2019	3,000,019	1,727,526
Jennifer A. LaClair	1/28/2020	875,030	264,576
	2/1/2019	762,508	439,081
Diane E. Morais	1/28/2020	925,005	279,686
	2/1/2019	875,025	503,873
Scott A. Stengel	1/28/2020	587,502	177,638
	2/1/2019	550,017	316,721
Douglas R. Timmerman	1/28/2020	950,024	287,251
	2/1/2019	800,005	460,674

(i)	The amounts in this column reflect the aggregate grant date fair value of the PSU awards granted in 2019 and 2020, calculated in accordance with FASB ASC Topic 718.
(ii)

The amounts in this column reflect the incremental fair value related of the PSU awards granted in 2019 and 2020 resulting from the conversion of them to cash settled in 2021, calculated in accordance with FASB ASC Topic 718. Additional PSUs were not granted to the NEOs in connection with the modification of these awards.

(d)

These amounts reflect the aggregate grant date fair values of the 2019 and 2020 RSUs and cash-settled PSUs granted under the ICP to the NEOs, in each case, calculated in accordance with FASB ASC Topic 718.

(e)	This column includes the incremental cost of certain perquisites and other personal benefits provided to the NEOs. For 2021, these amounts include:

	Jeffrey J. Brown	Jennifer A. LaClair	Diane E. Morais	Scott A. Stengel	Douglas R. Timmerman
Financial counseling(1)	$10,000	$10,000	$—	$10,000	$10,000
Liability insurance(2)	693	693	693	693	693
Other(3)	1,711	539	539	510	500
Total perquisites	12,404	11,232	1,232	11,203	11,193
College Save Up Program(4)	1,200	-	-	1,200	1,200
Life insurance(5)	3,563	3,174	5,984	2,912	6,235
401(k) matching contribution(6)	29,000	29,000	29,000	29,000	29,000
Total All Other Compensation	$46,167	$43,406	$36,216	$44,315	$47,628

(1)

We generally provide a modest taxable allowance to certain senior executives for financial counseling, tax preparation and estate-planning services. Costs associated with this benefit are reflected in the table above, based on the actual charge for the services received. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(2)

We provide a taxable allowance for personal-umbrella liability insurance for certain executives. Any taxes assessed on the imputed income for the value of this service are the responsibility of the executive.

(3)	Amounts include non-cash items such as Ally branded clothing, one-time wellness incentive payments, and for the CEO includes use of a Company-provided car service.
(4)	Represents the employer contribution to a designated 529 plan.
(5)	Represents the tax value of life insurance for 2021 that was provided by the Company.
(6)	Represents the employer contribution, Company match contribution, and discretionary contribution made to each NEO’s account under the Ally 401(k) plan.

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Executive Compensation Tables

Other Compensation Tables

Grants of Plan Based Awards in 2021

The following table provides information on grants of plan-based awards made to our NEOs during 2021 under the ICP.

Name	Award	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares or Unit of Stock (#)(c)	Grant Date Fair Value of Stock or Unit Awards ($)(d)
Jeffrey J. Brown(e)	RSU	1/28/2021				88,499	3,412,522
	RSU	1/28/2021				100	3,856
	PSU(a)	1/28/2021	44,250	88,499	132,749	-	3,412,522
	PSU(b)	1/20/2021	54,331	108,662	162,993	-	1,043,155
	PSU(b)	1/20/2021	57,165	114,330	171,495	-	1,727,526
Jennifer A. LaClair	RSU	1/28/2021				22,329	861,006
	RSU	1/28/2021				100	3,856
	PSU(a)	1/28/2021	11,165	22,329	33,494	-	861,006
	PSU(b)	1/20/2021	13,780	27,560	41,340	-	264,576
	PSU(b)	1/20/2021	14,530	29,059	43,589	-	439,081
Diane E. Morais(e)	RSU	1/28/2021				24,119	930,029
	RSU	1/28/2021				100	3,856
	PSU(a)	1/28/2021	12,060	24,119	36,179	-	930,029
	PSU(b)	1/20/2021	14,567	29,134	43,701	-	279,686
	PSU(b)	1/20/2021	16,674	33,347	50,021	-	503,873
Scott A. Stengel	RSU	1/28/2021				13,164	507,604
	RSU	1/28/2021				100	3,856
	PSU(a)	1/28/2021	6,582	13,164	19,746	-	507,604
	PSU(b)	1/20/2021	9,252	18,504	27,756	-	177,638
	PSU(b)	1/20/2021	10,481	20,961	31,442	-	316,721
Douglas R. Timmerman(e)	RSU	1/28/2021				24,897	960,028
	RSU	1/28/2021				100	3,856
	PSU(a)	1/28/2021	12,449	24,897	37,346	-	960,028
	PSU(b)	1/20/2021	14,961	29,922	44,883	-	287,251
	PSU(b)	1/20/2021	15,244	30,488	45,732	-	460,674

(a)

These amounts reflect the cash-settled PSUs granted to the NEOs in 2021, which are scheduled to vest between 0% and 150% of the number of shares shown in the “Target” sub-column based on attainment of both a service condition that will lapse on the third anniversary of the date of grant and the achievement of the applicable Core ROTCE and TSV performance metrics during the performance period commencing on January 1, 2021 and ending on December 31, 2023. The amounts in the “Threshold” sub-column reflect 50% of the shares shown in the “Target” sub-column that will vest on attainment of the service condition and the threshold performance level. If either the service condition or the threshold performance level is not attained, the cash-settled PSUs will be forfeited. The amounts in the “Target” sub-column reflect 100% of the shares that will vest on attainment of the service condition and the target performance level. The amounts in the “Maximum” sub-column reflect 150% of the shares that will vest on attainment of the service condition and the maximum performance level. For more information on the terms of these awards, see Compensation Discussion and Analysis—Incentive Compensation earlier in this proxy statement.

(b)

This amount includes the incremental fair value resulting from the conversion of these awards to cash settled in 2021, calculated in accordance with FASB ASC Topic 718. See footnote c to the Summary Compensation Table above for additional information.

(c)

The amounts in this column represent the number of shares of Ally common stock underlying the award of RSUs granted to the NEOs in 2021. In January 2021, we awarded our employees with 100 RSUs (subject to a 3-year cliff vesting schedule) in recognition of our notable accomplishments and to support a founder’s mentality. The remaining RSUs granted in conjunction with our routine compensation decisions are scheduled to vest in equal installments on each of the first three anniversaries of the date of grant, based solely on service.

(d)

The amounts in this column, excluding the cash-settled PSUs referred to in footnote b, reflect the aggregate grant date fair values of the awards, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and, for cash-settled PSUs, based on the probable outcome of the applicable Core ROTCE and TSV performance metrics as of the grant date. The grant

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date fair value amounts shown do not reflect realized cash compensation by the NEOs. The actual value, if any, realized by each NEO for these awards is a function of the value of the shares if and when these awards vest. For the value of the cash-settled PSUs, assuming attainment of the Core ROTCE and TSV performance metrics at the maximum level of performance, see footnote c to the Summary Compensation Table above. For additional information on how we account for long-term incentive compensation, see Note 23 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(e)

RSUs for Mr. Brown, Ms. Morais, and Mr. Timmerman, excluding the grant of 100 RSUs on January 28, 2021, are nonforfeitable since they have attained retirement eligibility pursuant to the terms of the awards.

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Executive Compensation Tables

Outstanding Equity Awards at 2021 Fiscal Year End

The following table provides information regarding the outstanding equity awards held by the NEOs as of December 31, 2021.

Name	Grant date	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)
Jeffrey J. Brown(d)	1/28/2021			88,499	4,213,437
	1/28/2021	100	4,761
	1/28/2021	84,891	4,041,661
	1/28/2020			108,662	5,173,398
	1/28/2020	100	4,761
	1/28/2020	69,489	3,308,371
	2/1/2019	157,204	7,484,471
	2/1/2019	36,556	1,740,431
Jennifer A. LaClair	1/28/2021			22,329	1,063,084
	1/28/2021	100	4,761
	1/28/2021	22,329	1,063,084
	1/28/2020			27,560	1,312,132
	1/28/2020	100	4,761
	1/28/2020	18,374	874,786
	2/1/2019	39,956	1,902,311
	2/1/2019	9,687	461,198
Diane E. Morais(d)	1/28/2021			24,119	1,148,306
	1/28/2021	100	4,761
	1/28/2021	23,135	1,101,457
	1/28/2020			29,134	1,387,070
	1/28/2020	100	4,761
	1/28/2020	18,631	887,022
	2/1/2019	45,852	2,183,020
	2/1/2019	10,663	507,665
Scott A. Stengel	1/28/2021			13,164	626,738
	1/28/2021	100	4,761
	1/28/2021	13,164	626,738
	1/28/2020			18,504	880,975
	1/28/2020	100	4,761
	1/28/2020	12,336	587,317
	2/1/2019	28,821	1,372,186
	2/1/2019	6,987	332,651
Douglas R. Timmerman(d)	1/28/2021			24,897	1,185,346
	1/28/2021	100	4,761
	1/28/2021	23,875	1,136,689
	1/28/2020			29,922	1,424,586
	1/28/2020	100	4,761
	1/28/2020	19,948	949,724
	2/1/2019	41,921	1,995,859
	2/1/2019	10,164	483,908

(a)

The amounts reflected in this column represent the number of shares of Ally common stock underlying (i) the RSUs granted to the NEOs in 2019, 2020, and 2021 that are scheduled to vest over three years from the date of grant, in each case, based solely on service, (ii) the cash-settled PSUs granted to the NEOs in 2019 (reflected based on actual achievement of 137.5% for the performance period that ended on December 31, 2021), and (iii) the 100 RSUs granted to employees in 2020 and 2021 in recognition of our notable accomplishments and to support a founder’s mentality.

(b)	The market values of the awards were calculated by multiplying the number of shares underlying the awards by $47.61, which was the closing price of Ally’s common stock on December 31, 2021.

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(c)

The amounts reflected in this column represent the number of shares of Ally common stock underlying the cash-settled PSUs granted to the NEOs in 2020 and 2021 (with a performance period that is scheduled to end on December 31, 2022 and December 31, 2023) and a service period that is scheduled to end on the third anniversary of the date of grant, assuming attainment of the performance metrics at the target performance level. The actual number of Ally shares, if any, that will vest will be based on (i) the level of achievement of the Core ROTCE and TSV performance goals as of the end of the performance period and (ii) satisfaction of the applicable service condition. For more information on the terms of these awards, see Compensation Discussion and Analysis—Incentive Compensation earlier in this proxy statement.

(d)

All RSU and cash-settled PSU awards reflected for Mr. Brown, Ms. Morais, and Mr. Timmerman, excluding the grants of 100 RSUs in 2020 and 2021, are nonforfeitable as these grants have attained retirement eligibility pursuant to the terms of the awards.

Option Exercises and Stock Vested in 2021

The following table provides information on the NEOs’ equity awards that vested in 2021. The NEOs do not hold any options.

Name	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Jeffrey J. Brown	231,619	8,939,030
Jennifer A. LaClair	53,089	2,048,882
Diane E. Morais	69,006	2,663,233
Scott A. Stengel	41,496	1,601,508
Douglas R. Timmerman	40,629	1,567,939

(a)	All amounts exclude those shares becoming nonforfeitable vesting solely due to retirement eligibility.
(b)

The value realized on vesting of the equity was calculated by multiplying the number of shares of Ally common stock underlying awards that vested in 2021 by the closing price on the vesting date. The closing price was $38.56 for shares vesting on January 28, 2021, and $38.60 for shares vesting on February 1, 2021.

Nonqualified Deferred Compensation in 2021

Our benefit program includes the tax-qualified Ally Financial Inc. Retirement Savings Plan (Savings Plan). We provide the Savings Plan to support our employees in saving for retirement in a manner that is favorable from a tax perspective. Eligible compensation under the Savings Plan is composed of salary and certain cash bonuses. Under the Savings Plan, after one year of employment, employee contributions up to 6% of eligible compensation are matched 100% by Ally, and this matched amount vests in full immediately. Effective the first of the month following 30 days of employment, the Savings Plan also provides for a 2% nonmatching contribution on eligible compensation, posted each pay cycle, and an additional annual discretionary nonmatching contribution on eligible base pay of up to 2%, which is subject to the Company’s performance. Nonmatching contributions fully vest after the individual has been employed for three years.

Ally also maintains the Enhanced Retirement Savings Plan, which is a nonqualified benefit equalization plan for highly compensated employees. This plan was designed to allow for the equalization of benefits for highly compensated employees when such employees qualified plan benefits were limited by the Employee Retirement Income Security Act of 1974, as amended by the Code. Ally suspended nonqualified contributions to this plan in 2009 and has not made any since that time, including in 2021. Certain NEOs maintain balances within the plan. This plan is maintained as an unfunded plan, and all expenses for administration of the plan and payment of amounts to participants are borne by Ally.

The table below reflects year-end balances, Company distributions, and all earnings associated primarily with the Ally nonqualified equalization plan.

Name	Plan name (a)	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey J. Brown	Nonqualified Benefit Equalization Plan	—	—	9,244	—	64,807
Jennifer A. LaClair	Nonqualified Benefit Equalization Plan	—	—	—	—	—
Diane E. Morais	Nonqualified Benefit Equalization Plan	—	—	3,872	—	20,796
Scott A. Stengel	Nonqualified Benefit Equalization Plan	—	—	—	—	—
Douglas R. Timmerman	Nonqualified Benefit Equalization Plan	—	—	34,644	—	180,182

(a)

The amounts reflect employee balances in the nonqualified Enhanced Retirement Savings Plan. Each participant is credited with earnings based on a set of investment options selected by the participant that are similar to 401(k) investment options available to all employees, but employer contributions to this plan have not been made since 2009.

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Executive Compensation Tables

Potential Payments Upon a Termination

Ally Financial Inc. Severance Plan

All NEOs are eligible to participate in the Severance Plan, which entitles each NEO to receive (i) two times the sum of their annual base salary and designated annual cash-incentive compensation opportunity, (ii) the pro-rated designated annual cash-incentive compensation opportunity for the year of their termination, and (iii) a payment equal to 24 months of medical premiums valued at their COBRA rate, in the event of a qualifying termination of employment or a termination of service without cause (as summarized below), in each case, within the 24-month period immediately following a change in control. In the event of a qualifying termination that is not in connection with a change in control, our CEO is entitled to receive two times his base salary and all other NEOs are entitled to receive one times their base salary. The plan also provides for outplacement benefits at a level determined by the Company based on the individual’s level within the organization, market conditions, and geographic area.

The Severance Plan generally defines qualifying terminations of employment as: (i) the elimination of a participant’s current position, termination associated with the reduction in the total number of employees in the same department performing the same or similar job, or termination associated with a restructuring of different departments which results in the reduction in the total number of employees, including the participant, in the affected departments; (ii) a substantial change in current duties for which the participant no longer qualifies; (iii) a substantial change in the participant’s current duties which results in a 20% or more reduction in the participant’s base salary; or (iv) declining a geographic transfer in connection with the elimination of the participant’s current position to a new position at a location more than 50 miles from the location of the participant’s current position regardless of whether reimbursement of relocation expenses is offered.

Annual RSUs

In the event of a NEO’s termination of employment (a) due to death, “disability” or “retirement,” (b) by Ally without “cause,” or (c) in the case of RSUs granted to the NEOs, due to a “qualifying termination” (as such terms are defined in the ICP and summarized below, the unvested portion of the RSUs will fully vest as of the date of such termination of service and will be paid as follows: (i) in the case of a termination due to death or disability, within 75 days of such termination of employment and (ii) in the case of a termination by Ally without cause due to a qualifying termination or due to retirement, on the award’s original settlement dates.

In the case of a NEO who is employed by a business unit of the Company, if the NEO is terminated (i) as a result of a “sale of such business unit” (as defined in the ICP and summarized below) or (ii) without cause or due to a qualifying termination, in each case, within the 24-month period immediately following the sale of such business unit, then all unvested RSUs will fully vest as of the date of such termination and will be paid on the award’s original settlement dates.

In the event of a “change in control” (as defined in the ICP and summarized below), if the RSUs are not continued or converted into a restricted stock or RSU over to shares of the survivor or successor (or parent corporation) on a basis substantially equivalent to the consideration received by stockholders of Ally in connection with the change in control, the outstanding RSUs will vest and be immediately due and payable. If the RSUs are continued or converted as described above, then in the event of a termination of the NEO’s employment without cause or due to a qualifying termination within the 24-month period following the change in control, the RSUs will fully vest and become immediately payable.

Annual PSUs

In the event of a NEO’s termination of employment due to death or disability, the PSUs will fully vest as of the date of such termination of employment and will be paid within 75 days of such termination of employment, with the performance conditions applicable to the PSUs deemed achieved (i) at the target performance level if the termination of service occurs prior to the end of the performance period or (ii) based on actual performance if the termination of service occurs on or after the last day of the performance period.

In the event of a NEO’s termination of employment (a) due to retirement, (b) by the Company without cause, or (c) due to a qualifying termination (whether as a result of a sale of a business unit or otherwise), in each case, other than in connection with a change in control, the PSUs will fully vest as of the date of such termination of employment, subject to achievement of the applicable Core ROTCE and TSV performance conditions and will be payable on the award’s original settlement dates. However, in the case of a termination of employment by the Company without cause or due to a qualifying termination (whether as a result of a sale of a business unit or otherwise), if the performance goals are achieved above the target performance level, the number of shares that will be payable in excess of the target number of shares will be prorated based on the number of calendar days during the performance period the NEO was employed by the Company.

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In the event of a change in control, if the PSUs are not continued or converted into a restricted stock award over to shares of the survivor or successor (or parent corporation) on a basis substantially equivalent to the consideration received by stockholders of Ally in connection with the change in control, the outstanding PSUs will vest and be immediately due and payable. If the PSUs are continued or converted as described above, then in the event of a termination of the NEO’s employment without cause or due to a qualifying termination within the 24-month period following the change in control, the RSUs will fully vest and the award will be payable on the earlier of (i) the original payment date or (ii) (a) the date of termination of employment for any reason other than due to death or disability or (b) within 75 days of the date of termination due to death or disability. At the time of a change in control, PSUs are converted to restricted stock as follows: (1) if more than half of the performance period has elapsed at the time of the change in control and achievement of the performance metrics is determinable, as determined by the CNGC, the performance goals will be deemed achieved based on actual performance as of the date of the change in control; or (2) if less than half of the performance period has elapsed at the time of the change in control or achievement of the performance metrics is not determinable, the performance goals will be deemed achieved at the target performance level.

Under the ICP, “cause,” “change in control,” “disability,” “qualifying termination,” “retirement,” and “sale of such business unit” are generally defined as follows:

•

“Cause” generally means, unless otherwise defined in any employment agreement with the participant (if any) or as otherwise provided in an individual award agreement, the participant’s: (i) conviction for a felony or misdemeanor involving moral turpitude; (ii) failure to perform any material responsibility of the leadership position; (iii) a course of conduct, which would tend to hold the Company or any of its affiliates in disrepute or scandal, as determined by the Board in its sole discretion; (iv) failure to follow lawful directions of the Board; (v) any material breach of fiduciary duty to the Company; (vi) gross negligence; (vii) willful misconduct; (viii) failure to comply with a material Company policy; (ix) any act of fraud, theft, or dishonesty; (x) breach of any restrictive covenants set forth in the ICP; or (xi) failure to promptly repay any award payment that is determined to be owed to the Company pursuant to the recoupment or “clawback” provisions under the ICP.

•

“Change in control” generally means the occurrence of one or more of the following events: (i) any person or entity becomes, directly or indirectly, the beneficial owner of more than 30% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors; (ii) the replacement of a majority of the Company’s directors during any 30-month period; and (iii) the consummation of (x) a merger, consolidation, or reorganization of the Company or any of its subsidiaries with any other entity, unless immediately following the transaction (A) the voting securities of the Company outstanding immediately prior to the transaction continue to represent, either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof (the Ultimate Entity), at least a majority of the combined voting power and total fair market value of the securities of the Ultimate Entity and (B) the directors in office immediately prior to the transaction continue to represent at least 50% of the board of directors of Ultimate Entity or (y) any sale, lease, exchange or other transfer to any person (other than an affiliate of the Company) of assets of the Company and/or any of its subsidiaries having a total gross fair market value equal to or more than 50% of the total gross fair market value of the Company and its subsidiaries immediately prior to such transaction(s) or (z) the liquidation or dissolution of the Company.

•

“Disability” generally means, unless otherwise provided in an individual award agreement, (i) a long-term disability that entitles the participant to disability income payments under any long-term disability plan or policy provided by the Company under which the participant is covered, as such plan or policy is then in effect; or (ii) if such participant is not covered under a long-term disability plan or policy provided by the Company at such time for whatever reason, then the term “disability” means disability within the meaning of Treasury Reg. Section 1.409A-3(i)(4).

•

“Qualifying Termination” generally means a termination of employment or service as a result of any of the following: (i) elimination of the participant’s current position or reduction in the total number of employees in the same department performing the same or similar job; (ii) a substantial change in current duties for which the employee no longer qualifies; (iii) a substantial change in current duties, which results in a 20% or more reduction in salary; or (iv) declining a geographic transfer of the participant’s current position in connection with the elimination of the participant’s current position to a new position at a location more than 50 miles from the location of participant’s current position, regardless of whether the participant was offered reimbursement of relocation expenses.

•

“Retirement” generally means a termination of employment or service other than for cause following attainment of (i) 10 years of service, and the total of age and years of service equals 60, or (ii) age 65.

•

“Sale of such business unit” generally means whether effected directly or indirectly, or in one transaction or a series of transactions: (i) any merger, consolidation, reorganization or other business combination pursuant to which a “business unit” (i.e., a single business or product line or related group of businesses or product lines of the Company that, in the ordinary course of the Company’s business, managerial and financial reporting are considered and managed as a division) and an acquirer are combined in a manner that generally results in a change in control (as defined above) of the business unit (using certain specified criteria of such “change in control” definition under the ICP); or (ii) the sale, transfer or other disposition of all or substantially all of the capital stock or assets of the subsidiaries of the Company included in the business unit by way of negotiated purchase, tender or exchange offer, option, leveraged buyout, or joint venture over which the Company does not exercise voting control or otherwise.

The tables below for each of the active NEOs reflect the payments and benefits to which each of the active NEOs would have been entitled under the Company’s compensation and benefit plans in the event of a change in control, an involuntary termination by the Company without cause, a qualifying

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Executive Compensation Tables

termination or a termination due to death or disability, in each case, as of December 31, 2021. The amounts reflected in the tables below for “Equity Acceleration” (i) do not include the value of any stock awards that were vested (or nonforfeitable due to retirement provisions) as of December 31, 2021 and (ii) assume achievement of any applicable performance goals at the target performance level.

Jeffrey J. Brown, Chief Executive Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary(a)	$2,000,000	$2,000,000	$—
Annual Incentive(b)	—	5,250,000	—
Long-Term Incentives(c)	9,522	9,522	9,522
Outplacement(d)	20,000	20,000	—
Total	$2,029,522	$7,279,522	$9,522

(a)

Represents a cash payment under the Company Severance Plan equal to two-times base salary in the event of a “Qualified Termination of Employment” (as defined in the plan). Mr. Brown’s annual base salary rate as of December 31, 2021 was $1,000,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Brown’s annual cash incentive opportunity rate as of December 31, 2021 was $2,625,000.

(c)

Mr. Brown’s outstanding RSUs and cash-settled PSUs granted in 2019, 2020, and 2021 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2020 and 2021 to employees in recognition of our notable accomplishments and to support a founder’s mentality. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2021, the value of these outstanding awards was $25,961,769.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Jennifer A. LaClair, Chief Financial Officer

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary(a)	$600,000	$1,200,000	$—
Annual Incentive(b)	—	2,200,000	—
Long-Term Incentives(c)	6,686,116	6,686,116	6,686,116
Outplacement(d)	20,000	20,000	—
Total	$7,306,116	$10,106,116	$6,686,116

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Ms. LaClair’s annual base salary rate as of December 31, 2021 was $600,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Ms. LaClair’s annual cash incentive opportunity rate as of December 31, 2021 was $1,100,000.

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of the RSUs and cash-settled PSUs granted in 2019, 2020 and 2021 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $47.61, which was the closing price of Ally common stock on December 31, 2021.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

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Executive Compensation Tables

Diane E. Morais, President, Consumer & Commercial Banking

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary(a)	$600,000	$1,200,000	$—
Annual Incentive(b)	—	2,400,000	—
Long-Term Incentives(c)	9,522	9,522	9,522
Outplacement(d)	20,000	20,000	—
Total	$629,522	$3,629,522	$9,522

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Ms. Morais’s annual base salary rate as of December 31, 2021 was $600,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Ms. Morais’s annual cash incentive opportunity rate as of December 31, 2021 was $1,200,000.

(c)

Ms. Morais’ outstanding RSUs and cash-settled PSUs granted in 2019, 2020, and 2021 would not require acceleration as she has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted in 2020 and 2021 to employees in recognition of our notable accomplishments and to support a founder’s mentality. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2021, the value of these outstanding awards was $7,214,540.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Scott A. Stengel, General Counsel

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary(a)	$550,000	$1,100,000	$—
Annual Incentive(b)	—	1,320,000	—
Long-Term Incentives(c)	4,436,127	4,436,127	4,436,127
Outplacement(d)	20,000	20,000	—
Total	$5,006,127	$6,876,127	$4,436,127

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Stengel’s annual base salary rate as of December 31, 2021 was $550,000.

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Stengel’s annual cash incentive opportunity rate as of December 31, 2021 was $660,000.

(c)

Represents the value associated with the Equity Acceleration of the unvested portion of the RSUs and PSUs granted in 2019, 2020, and 2021 in the event of a termination of employment by Ally without cause or due to a Qualifying Termination, in each case, determined by multiplying the number of shares underlying the unvested portion of such award by $47.61, which was the closing price of Ally common stock on December 31, 2021.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Douglas R. Timmerman, President, Dealer Financial Services

Executive Benefits and Payments Upon Termination	Termination Without Cause or Qualifying Termination ($)	Termination Following a Change in Control ($)	Death/Disability ($)
Base Salary(a)	$600,000	$1,200,000	$—
Annual Incentive(b)	—	2,400,000	—
Long-Term Incentives(c)	9,522	9,522	9,522
Outplacement(d)	20,000	20,000	—
Total	$629,522	$3,629,522	$9,522

(a)

Represents a cash payment equal to two-times base salary following a change in control and one-times base salary for a qualified termination without cause. Mr. Timmerman’s annual base salary rate as of December 31, 2021 was $600,000.

2022 Proxy Statement	55

Executive Compensation Tables

(b)

Represents a cash payment under the Company Severance Plan equal to two-times annual cash incentive opportunity in the event of a “Change in Control” (as defined in the plan). Mr. Timmerman’s annual cash incentive opportunity rate as of December 31, 2021 was $1,200,000.

(c)

Mr. Timmerman’s outstanding RSUs and cash-settled PSUs granted in 2019, 2020, and 2021 would not require acceleration as he has attained retirement eligibility pursuant to the terms of the awards except for the 100 RSUs granted to employees in recognition of our notable accomplishments and to support a founder’s mentality. These grants do not have retirement eligibility acceleration provisions. As of December 31, 2021, the value of these outstanding awards was $7,176,112.

(d)	Represents the estimated value of outplacement services provided under the Company Severance Plan, at a level which is determined by the CNGC on an individual basis.

Pay Ratio

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC Regulation S-K require a public company to disclose the annual total compensation of its Principal Executive Officer (PEO), the median of the annual total compensation of all employees of the company excluding the PEO, and the ratio of those two amounts.

Median-Employee Determination

A list of all 10,372 employees as of December 31, 2021, was prepared. Our 44 international employees (43 in Canada and 1 in Belgium) and the PEO were excluded, resulting in 10,327 total employees. To determine our median employee from this adjusted employee population, we used base salary plus 2021 target incentive opportunity. Base salaries were annualized for permanent employees who were not employed by us for all of 2021.

2021 Pay Ratio Calculation

We determined our median employee’s annual total compensation for 2021 utilizing the same methodology that is used in determining the total compensation of our NEOs as set forth in the 2021 Summary Compensation Table earlier in this proxy statement. Mr. Brown’s compensation is approximately 146 times our median employee’s 2021 annual total compensation of $106,166. The Company believes that the foregoing ratio is a reasonable estimate determined in accordance with SEC rules.

Please note that SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions, and as result, the pay ratio reported by us may not be comparable to pay ratios reported by other companies.

2022 Proxy Statement	56

Proposal 2 Advisory Vote on Executive Compensation

Section 14A of the Exchange Act and SEC Rule 14a-21 require us, at least every third calendar year, to hold a non-binding stockholder advisory vote at our annual meeting on the compensation paid to our NEOs as disclosed in our proxy statement in accordance with applicable SEC rules. This is commonly known as a say-on-pay advisory vote.

Under the Company’s executive-compensation program, the NEOs are rewarded for the achievement of specific annual, long-term, strategic, and corporate goals as well as the realization of increased stockholder value. Please read the Compensation Discussion and Analysis along with the information in the compensation tables for additional details about the executive-compensation program, including information about the fiscal year 2021 compensation of the NEOs.

Stockholders are asked to indicate their support for the NEO compensation as described in this proxy statement. This say-on-pay advisory vote is not intended to address any specific item of compensation but rather the overall compensation of the NEOs and the compensation philosophy, policies, and practices described in this proxy statement. Accordingly, stockholders are requested to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table, and the other related tables and disclosures.”

This say-on-pay vote is advisory and, therefore, not binding on the Company, the CNGC, or the Board. The Board and the CNGC, however, greatly value the opinions of stockholders, and to the extent that there is a significant vote against the NEO compensation as disclosed in this proxy statement, the CNGC will consider stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The Board recommends that stockholders vote FOR the advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement.

Compensation Risk Assessment

The CNGC, with the assistance of Ally’s Risk and Human Resources functions, conducts an annual assessment of the risks associated with Ally’s compensation policies and practices. Based on the assessment conducted during 2021 and through the 2021–2022 compensation cycle, the CNGC believes that the design, implementation, and governance of Ally’s incentive-compensation program are consistent with high standards of risk management (including the Interagency Guidance on Sound Incentive Compensation Policies issued by U.S. banking agencies) and that Ally’s incentive-compensation policies and practices reflect an appropriate mix of compensation elements, balancing short-term and long-term performance objectives, cash- and equity-based compensation, and risks and rewards.

The CNGC in 2021 also reviewed Ally’s compensation policies and practices as generally applicable to all of our employees and believes that these policies and practices do not encourage excessive or unnecessary risk taking and that any level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. This conclusion has been reported by the CNGC to the Board. In addition, in keeping with this conclusion, Ally’s Enterprise Compensation Policy authorizes the cancellation, recovery, or other recoupment of variable pay if the Board, the CNGC, or the CEO, as applicable, determines that the variable pay was based on a materially inaccurate statement of earnings or other performance criteria, a material misrepresentation or a mistake irrespective of the source or cause, or other similar conduct or circumstances.

2022 Proxy Statement	57

Proposal 3 Ratification of the Engagement of the Independent Registered Public Accounting Firm

The AC is solely and directly responsible for the appointment, compensation, retention, oversight, and replacement of the Company’s independent registered public accounting firm. For additional information about these responsibilities, refer to the Audit Committee Report later in this proxy statement.

After assessing the performance, qualifications, independence, objectivity, and professional skepticism of Deloitte & Touche LLP—the Company’s current independent registered public accounting firm—the AC and the Board believe that the continued retention of Deloitte & Touche as our independent auditor is in the best interests of the Company and its stockholders. Deloitte & Touche has been serving the Company and its subsidiaries in this role for decades and has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries.

The Board asks our stockholders to ratify the AC’s engagement of Deloitte & Touche as the Company’s independent auditor for fiscal year 2022. The AC, however, will retain its sole authority over the appointment, compensation, retention, oversight, and replacement of the Company’s independent auditor. As a result, in the event that the engagement of Deloitte & Touche is not ratified by stockholders, the AC will consider that action in the ongoing exercise of its authority over the independent auditor but will be under no obligation to engage a new independent auditor. In addition, even if the engagement is ratified, the AC will retain its discretion to terminate the appointment at any time during the year, to engage a new independent auditor, and to take any other related action if judged by the AC to be in the best interests of the Company and its stockholders.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. We also expect that these representatives will be available to respond to appropriate questions from stockholders.

The Board recommends that stockholders vote FOR the ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022.

2022 Proxy Statement	58

Proposal 3 – Ratification of the Engagement of the Independent Registered Public Accounting Firm

Fees of the Principal Independent Registered Public Accounting Firm

Total fees for professional services provided by our principal independent registered public accounting firm, Deloitte & Touche LLP, for the fiscal years ended December 31, 2021 and 2020 are as follows:

($ in millions)	2021	2020
Audit fees(a)	$7	$7
Audit-related fees(b)	2	3
Audit and audit-related fees	9	10
Tax fees(c)	2	1
Total fees	$11	$11

(a)

Audit fees include fees for the integrated audit of Ally’s annual Consolidated Financial Statements, reviews of interim financial statements included in Ally’s Quarterly Reports on Form 10-Q, and audit services in connection with statutory and regulatory filings.

(b)

Audit-related fees include fees for assurance and related services that are traditionally performed by the principal accountant, including attest services related to servicing and compliance, comfort letters for securities issuances, agreed-upon procedures relating to securitizations and financial-asset sales, and consultation on financial accounting and reporting standards.

(c)

Tax fees include fees for services performed for tax compliance, tax planning, and tax advice, including preparation of tax returns and claims for refund. Tax planning and advice also include assistance with tax audits and appeals and tax advice related to specific transactions.

Our Enterprise Independent Auditor Services and Preapproval Policy is approved by the AC and sets forth the processes that must be followed when engaging the independent registered public accounting firm. For both audit services and non-audit services, the AC will consider whether the firm’s provision of the services is consistent with the SEC’s rules on auditor independence and would not impair the independence of the firm with respect to us. The AC will also consider any other matters it deems relevant, including as appropriate whether the firm is best positioned to provide the most effective and efficient service given its familiarity with our business and operations.

Consistent with the Enterprise Independent Auditor Services and Preapproval Policy, the independent registered public accounting firm annually presents to the AC (1) an engagement letter that sets forth the annual integrated audit services (including quarterly reviews) and fees and (2) a summary of services that sets forth statutory audits, projected non-audit reports, and other projected services that may be requested during the fiscal year together with corresponding fees. The AC will review and, in its discretion, preapprove these services and fees by appointing the firm and approving the engagement letter and the summary of services.

Any proposed engagement of the firm for a statutory audit, a non-audit report, or other service that was preapproved in the summary of services is directed to the CFO’s business line risk-management team, which is charged with verifying that the service was preapproved and will be provided consistent with the fees projected in the summary of services. If the fees for the preapproved service exceed or are expected to exceed the projected fees, the engagement must be approved by the Controller or Chief Tax Officer as applicable (in the case of total fees for the service of $100,000 or less), the Chair of the AC (in the case of total fees for the service of more than $100,000 but less than or equal to $500,000), or the AC (in the case of total fees for the service of more than $500,000).

Any proposed engagement of the firm for an audit or non-audit service that was not preapproved in the annual engagement letter or the summary of services and that does not exceed $500,000 in fees may be preapproved by the Chair of the AC, subject to the condition that the Chair’s decision is presented to the AC at a subsequent meeting within a reasonable timeframe. Any proposed engagement of the firm for an audit or non-audit service that was not preapproved in the annual engagement letter or the summary of services and that exceeds $500,000 in fees must be submitted to the AC for preapproval.

Under the Independent Auditor Services and Preapproval Policy, no engagement may be finalized, no financial commitment may be made, and no work may begin related to a proposed engagement of the firm until all appropriate preapprovals have been given and verifications have been made, except in the limited circumstance permitted by Section 10A(i) of the Exchange Act and SEC Rule 2-01(c)(7). All audit and non-audit services performed by Deloitte & Touche in 2021 were approved in accordance with the Independent Auditor Services and Preapproval Policy.

Audit Committee Report

Management is responsible for the Company’s internal control over financial reporting, preparation of consolidated financial statements, and overall accounting and financial-reporting processes. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for planning and conducting an independent audit of the Company’s consolidated financial statements in accordance with the standards of the U.S. Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with GAAP and as to the effectiveness of our internal controls over financial reporting. The Company’s Internal Audit function, under the direction of the Chief Audit Executive, is

2022 Proxy Statement	59

Proposal 3 – Ratification of the Engagement of the Independent Registered Public Accounting Firm

independent of the Company’s business units, functionally reports to the AC, and is responsible for preparing an annual audit plan and conducting internal audits to test and evaluate the Company’s risk management, governance, and internal controls. The AC is responsible for monitoring and overseeing these activities on behalf of the Board.

The AC, in connection with its monitoring and oversight responsibilities, assesses the activities and performance of the Company’s independent auditor, which reports directly to the AC. Annually, the AC considers the results of an evaluation of the performance, qualifications, independence, objectivity, and professional skepticism of the independent auditor in determining whether to retain the firm for the next fiscal year. The AC oversees negotiations associated with the retention of the independent auditor and has the sole authority to approve the engagement letter and the audit fees. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years that an individual partner may provide services. In conjunction with this five-year mandated rotation of the firm’s lead audit partner, the AC and its Chair are directly involved in the selection of the independent auditor’s new lead audit partner. The AC has sole authority and direct responsibility to appoint or replace the Company’s independent registered public accounting firm. Additionally, the AC has oversight responsibility for the Company’s Internal Audit function, including the appointment, retention, performance evaluation, and compensation of the Company’s Chief Audit Executive.

The AC discussed the interim financial and other information contained in each quarterly earnings announcement and periodic SEC filing with management and Deloitte & Touche prior to the public release of the announcement. The AC has reviewed and discussed with management and Deloitte & Touche the Company’s audited financial statements as of and for the fiscal year ended December 31, 2021, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and Deloitte & Touche’s evaluation of the Company’s internal control over financial reporting. In addition, the AC has discussed with Deloitte & Touche the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards, including Auditing Standard No. 16 (Communications with Audit Committees) which superseded Statement on Auditing Standards No. 61. The AC has received the written disclosures and correspondence from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte and Touche’s independence and has discussed with Deloitte & Touche its independence.

Based on these reviews and discussions, the AC recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

The Audit Committee of the Board of Directors of Ally Financial Inc.

William H. Cary

Maureen A. Breakiron-Evans

Mayree C. Clark

John J. Stack

As provided by SEC Regulation S-K, this Audit Committee Report is not deemed to be soliciting material or to be filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 as amended or the Exchange Act.

2022 Proxy Statement	60

Other Matters

Householding

SEC rules allow the delivery of one proxy statement, annual report, or notice of internet availability of proxy materials, as applicable, to all stockholders who share an address if specified conditions are met. This is called householding and can minimize the costs involved in printing and delivering proxy materials as well as the associated impact on the environment. For eligible stockholders who share an address, we are sending only one proxy statement, annual report, or notice of internet availability, as applicable, to that address unless we received instructions to the contrary from any stockholder at that address.

If you are the beneficial owner but not the record holder of our common stock, your broker, bank, or other nominee may household our proxy statements, annual reports, or notices of internet availability, as applicable, for all stockholders at your address unless that nominee has received contrary instructions from one or more of the affected stockholders. If you want this householding to cease or if you want householding to commence, please notify your broker, bank, or other nominee.

If you did not receive a separate copy of our proxy statement, annual report, or notice of internet availability, as applicable, we will promptly provide you with a separate copy if you request one by contacting us as follows:

Ally Financial Inc.

Corporate Secretary

500 Woodward Avenue

Mail Code: MI-01-10-CORPSEC

Detroit, Michigan 48226

(866) 710-4623

This notice and proxy statement are sent by order of the Board of Directors of Ally Financial Inc.

Jeffrey A. Belisle

Corporate Secretary

Detroit, Michigan

March 15, 2022

PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE OR INTERNET AS DESCRIBED ON THE PROXY CARD.

2022 Proxy Statement	61

SCAN TO VIEW MATERIALS & VOTE ALLY FINANCIAL INC. 500 WOODWARD AVENUE MC: MI-01-10-CORPSEC DETROIT, MICHIGAN 48226 VOTE BY INTERNET - WWW.PROXYVOTE.COM/ALLY or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 2, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 2, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SHAREHOLDER MEETING REGISTRATION To vote and/or attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com. D65706-P66019 ALLY FINANCIAL INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain Nominees: 1a. Franklin W. Hobbs 1b. Kenneth J. Bacon For Against Abstain The Board of Directors recommends you vote FOR the following proposals: 1c. Maureen A. Breakiron-Evans 2. Advisory vote on executive compensation. 3. Ratification of the Audit Committee’s engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2022. 1d. William H. Cary 1e. Mayree C. Clark NOTE: The proxies may vote in their discretion on any other business as may properly come before the meeting or any adjournment or postponement thereof. 1g. Melissa Goldman 1f. Kim S. Fennebresque 1h. Marjorie Magner 1j. Brian H. Sharples 1i. David Reilly 1k. Michael F. Steib 1l. Jeffrey J. Brown Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D65706-P66019 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

2022 Proxy Statement	62

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com/ally. D65707-P66019 ALLY FINANCIAL INC. Annual Meeting of Stockholders May 3, 2022 This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jeffrey J. Brown and Jennifer A. LaClair or either of them, as proxies, each with the full power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, all of the shares of common stock of ALLY FINANCIAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EDT on May 3, 2022, and any adjournment or postponement thereof. This proxy revokes all prior proxies given by the stockholder(s). This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side

2022 Proxy Statement	63

Index of Defined Terms

Set forth below is a list of the defined terms used within this proxy statement.

Defined Terms	See Page No.
AC	8
Adjusted EPS	A-2
AIP	31
Ally	2
Annual Meeting	2
Beneficially Owned	29
Beneficial Owners	2
Board	2
CD&A	31
CEO	6
CFO	26
CNGC	5
Code	45
Company	2
Core ROTCE	A-3
COVID-19	2
Director DSU	24
DTC	6
ERG	21
ESG	16
Exchange Act	16
Executive Officers	16
FW Cook	24
GAAP	4
Governance Guidelines	15
Householding	61
ICP	31
Immediate Family Member	26
Independent or Independent Director	8
MRT	31
NEO	31
NYSE	8
PCAOB	59
PEO	56
Purview Executives	16
PSU	31
RC	8
Record Date	2
Related Person, Related-Person Transaction, and Related-Person Transaction Policy	26
ROTCE	31
RSU	31
Savings Plan	51
SEC	6
SEC filings	4
Stockholders of Record or Record Holders	2
TC	6
TSV	31
Ultimate Entity	53
YoY	31

2022 Proxy Statement	64

Appendix A

The following are reconciliations of identified non-GAAP financial measures to comparable GAAP financial measures.

Note: The totals in the tables may not foot due to rounding.	2021	2020	2019
Adjusted Earnings Per Share (EPS) Calculation
Numerator ($ in millions)
GAAP Net Income Available to Common Stockholders	$3,003	$1,085	$1,715
Discontinued Operations, Net of Tax	5	1	6
Core Original Issue Discount	38	36	29
Repositioning and Other	228	50	—
Change in Fair Value of Equity Securities	7	(29)	(89)
Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18)	(57)	(1)	13
Significant Discrete Tax Items	(78)	—	(201)
Core Net Income Available to Common Stockholders [a]	$3,146	$1,141	$1,472
Denominator
Weighted-Average Shares Outstanding—(Diluted, thousands) [b]	365,180	377,101	395,395
Adjusted EPS [a] ÷ [b] * 1,000	$8.61	$3.03	$3.72

Adjusted Efficiency Ratio ($ in millions)
Numerator
GAAP Noninterest Expense	$4,110	$3,833	$3,429
Insurance Expense	(1,061)	(1,092)	(1,013)
Repositioning and Other	—	(50)	—
Adjusted Noninterest Expense for Adjusted Efficiency Ratio [a]	$3,049	$2,691	$2,416
Denominator
Total Net Revenue	$8,206	$6,686	$6,394
Core Original Issue Discount	38	36	29
Insurance Revenue	(1,404)	(1,376)	(1,328)
Repositioning Items	131	—	—
Adjusted Net Revenue for Adjusted Efficiency Ratio [b]	$6,970	$5,346	$5,095
Adjusted Efficiency Ratio [a] ÷ [b]	43.7%	50.3%	47.4%

Core Return on Tangible Common Equity (ROTCE)
Numerator ($ millions)
GAAP Net Income Available to Common Stockholders	$3,003	$1,085	$1,715
Discontinued Operations, Net of Tax	5	1	6
Core Original Issue Discount	38	36	29
Repositioning and Other	228	50	—
Change in Fair Value of Equity Securities	7	(29)	(89)
Tax on: Core OID, Repo. Items & Change in Fair Value of Equity Securities (21% starting 1Q18)	(57)	(1)	13
Significant Discrete Tax Items	(78)	—	(201)
Core Net Income Available to Common Stockholders [a]	$3,146	$1,141	$1,472
Denominator (2-period average, $ billions)
GAAP Stockholder’s Equity	$16.2	$14.1	$13.8
Preferred equity	(1.4)	—	—
Goodwill & Identifiable Intangibles, net of Deferred Tax Liabilities	(0.5)	(0.4)	(0.4)
Tangible Common Equity	14.4	13.7	13.5
Core Original Issue Discount Balance	(1.0)	(1.0)	(1.1)
Net Deferred Tax Asset	(0.5)	(0.1)	(0.2)
Normalized Common Equity [b]	$12.9	$12.6	$12.2

2022 Proxy Statement	A-1

Appendix A

Core Return on Tangible Common Equity [a] ÷ [b] ÷ 1,000	24.3%	9.1%	12.0%

Note: The totals in the tables may not foot due to rounding.	2021	2020	2019
Original Issue Discount Amortization Expense ($ millions)
Core Original Issue Discount Amortization Expense (excl. accelerated OID)	$38	$36	$29
Other OID	11	13	13
GAAP Original Issue Discount Amortization Expense	$49	$49	$42

Outstanding Issue Discount Amortization Balance ($ millions)
Core Outstanding Original Issue Discount Amortization Balance (Core OID Balance)	$(883)	$(1,027)	$(1,063)
Other Outstanding OID Balance	(40)	(37)	(37)
GAAP Outstanding Original Issue Discount Balance	$(923)	$(1,064)	$(1,100)

Net Financing Revenue (ex. Core OID) ($ millions)
GAAP Net Financing Revenue	$6,167	$4,703	$4,633
Core OID	38	36	29
Net Financing Revenue (ex. Core OID) [a]	$6,205	$4,739	$4,662

Adjusted Other Revenue ($ millions)
GAAP Other Revenue	$2,039	$1,983	$1,761
Accelerated OID & Repositioning Items	131	—	—
Change in Fair Value of Equity Securities	7	(29)	(89)
Adjusted Other Revenue [b]	$2,177	$1,954	$1,672
Adjusted Total Net Revenue [a] + [b]	$8,381	$6,692	$6,334

Adjusted Tangible Book Value per Share
Numerator ($ billions)
GAAP Common Stockholder’s Equity	$14.7	$14.7	$14.4
Goodwill and Identifiable Intangible Assets, Net of Deferred Tax Liabilities	(0.9)	(0.4)	(0.5)
Tangible Common Equity	13.8	14.3	14.0
Tax-effected Core Original Issue Discount (21% starting 4Q17)	(0.7)	(0.8)	(0.8)
Adjusted Tangible Book Value [a]	$13.1	$13.5	$13.1
Denominator
Issued Shares Outstanding (period-end, thousands) [b]	337,941	374,674	374,332
Metric
GAAP shareholder's equity per share	$50.5	$39.2	$38.5
Preferred Equity	(6.9)	—	—
GAAP Common Stockholder's Equity per Share	$43.6	$39.2	$38.5
Goodwill and Identifiable Intangible Assets, Net of Deferred Tax Liabilities per Share	(2.8)	(1.0)	(1.2)
Tangible Common Equity per Share	$40.8	$38.2	$37.3
Tax-effected Core Original Issue Discount Balance (21% starting 4Q17) per Share	(2.1)	(2.2)	(2.2)
Adjusted Tangible Book Value per Share [a] ÷ [b]	$38.7	$36.1	$35.1

Ally believes that the non-GAAP financial measures here may be useful to readers, but these are supplemental to and not a substitute for GAAP financial measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP earnings per share for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common stockholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core Original Issue Discount, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes

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Appendix A

equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure, as applicable, for respective periods.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable, for respective periods. In the denominator, total net revenue is adjusted for Insurance segment revenue and Core Original Issue Discount.

Adjusted Tangible Book Value Per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to stockholders even if Core Original Issue Discount balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common stockholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of deferred tax liabilities (DTLs), (2) tax-effected Core Original Issue Discount balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure, as applicable, for respective periods. In December 2017, tax-effected Core Original Issue Discount balance was adjusted from a statutory U.S. federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core Original Issue Discount balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in the future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate.

Core Net Income Available to Common Stockholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income available to common stockholders adjusts GAAP net income available to common stockholders for discontinued operations net of tax, tax-effected Core Original Issue Discount expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable, for respective periods.

Core Original Issue Discount (Core OID) amortization expense is a non-GAAP financial measure for Original Issue Discount, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common stockholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances.

Core Pre-tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that support core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s core net income attributable to common stockholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

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In the numerator of Core ROTCE, GAAP net income attributable to common stockholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to January 1, 2018 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

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Appendix A

•	In the denominator, GAAP stockholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core ROTCE, tangible common equity is further adjusted for Core OID balance and net deferred tax asset.

Net Financing Revenue (excluding OID) excludes Core OID.

Total Stockholder Value (TSV) is a non-GAAP financial measure that is defined as growth in adjusted TBVPS share plus dividends per share.

Measurement of Performance for PSUs

Consistent with the ICP, for purposes of measuring performance under the PSUs granted by the Company, the CNGC has excluded from Core ROTCE and TSV the impact of designated items so that these performance goals reflect factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business.

For the PSUs granted in 2019, the designated items were—in each case, to the extent material and not taken into account in establishing the target levels—(1) litigation and regulatory judgments, charges or settlements and any accruals or reserves relating to litigation or regulatory matters, (2) the effect of changes in law applicable to Ally which shall be measured based on the effect of the changes on revenue, income, assets and liabilities demonstrably caused by such changes in law, (3) the effect of changes in accounting principles, including any related accounting restatements, (4) income, expenses, gains or losses from discontinued operations, (5) the charges and other costs and balance sheet impacts associated with any acquisition, divestiture, restructuring or pre-payment or other early retirement of outstanding debt, and, in the case of an acquisition, any income or loss associated with the acquired business or assets during the same fiscal period, and (6) any items that are categorized as unusual in nature or infrequently occurring within the meaning of GAAP

For the PSUs granted in 2020, the designated items were—in each case, to the extent material and not taken into account in establishing the target levels—(1) litigation and regulatory judgments, charges or settlements and any accruals or reserves relating to litigation or regulatory matters, (2) the effect of changes in law applicable to Ally which shall be measured based on the effect of the changes on revenue, income, assets and liabilities demonstrably caused by such changes in law, (3) the effect of changes in accounting principles, including any related accounting restatements, (4) income, expenses, gains or losses from discontinued operations, (5) the charges and other costs and balance sheet impacts associated with any acquisition, divestiture, restructuring or pre-payment or other early retirement of outstanding debt, and, in the case of an acquisition, any income or loss associated with the acquired business or assets during the performance window, and (6) any items that are categorized as unusual in nature or infrequently occurring within the meaning of GAAP.

For the PSUs granted in 2021 and 2022, the designated items were—in each case, to the extent material and not taken into account in establishing the target levels—(1) litigation and regulatory judgments, charges or settlements and any accruals or reserves relating to litigation or regulatory matters, (2) the effect of changes in law applicable to Ally which shall be measured based on the effect of the changes on revenue, income, assets and liabilities demonstrably caused by such changes in law, (3) the effect of changes in accounting principles, including any related accounting restatements, (4) income, expenses, gains or losses from discontinued operations, (5) the charges and other costs and balance sheet impacts associated with any acquisition, divestiture, restructuring or pre-payment or other early retirement of outstanding debt, and, in the case of an acquisition, any income or loss associated with the acquired business or assets during the performance window, (6) any items that are categorized as unusual in nature or infrequently occurring within the meaning of GAAP, and (7) the charges and other costs associated with wars, terrorism, geopolitical incidents, natural disasters, pandemics, or similar conditions or events.

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